SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1

FORM U5S/A

ANNUAL REPORT

For the Year Ended December 31, 2002

Filed pursuant to the Public Utility Holding Company Act of 1935 by

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202

TABLE OF CONTENTS

   Item
  Number
---------

    1        System Companies and Investments Therein as of December 31, 2002

   10        Financial Statements and Exhibits

             Signatures

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002

                                                                               Number of
                                                                                 Common       % of     Issuer's        Owner's
                                                                                 Shares      Voting      Book           Book       Business
                                                                                  Owned      Power      Value (+)      Value (+) Classification(/)
                                                                                  -----      -----     ---------      ---------  -----------------
                                   Name of Company                                                               (dollars in thousands)
                                   ---------------
                 (Indentation indicates subsidiary relationship and
                 Bold represents a company that has subsidiary(ies))

Cinergy Corp. (Cinergy)                                                                                                                A

   Cinergy Services, Inc. (Services)                                                 70          100  $       -     $        -         B

   CC Funding Trust I (1)                                                       195,640          100          -              -         C

   Cinergy Receivables Company LLC (2)                                              N/A          100          -              -         C

   The Cincinnati Gas & Electric Company (CG&E)                              89,663,086          100   1,614,838     1,576,264       D & I
     Cinergy Power Investments, Inc. *                                              100          100          -              -         T
     CPI Allowance Management, LLC                                                  N/A          100          -              -         F
     CPI Investments, LLC                                                           N/A          100          -              -         F
     The Union Light, Heat and Power Company (ULH&P)                            585,333          100    177,163        177,163         I
     Tri-State Improvement Company                                                1,000          100          -              -         E
     Lawrenceburg Gas Company (Lawrenceburg)                                     10,768          100          -              -         H
     Miami Power Corporation                                                      1,000          100          -              -         G
     KO Transmission Company (KO Transmission)                                       10          100          -              -         K

   PSI Energy, Inc. (PSI) (3)                                                53,913,701          100   1,401,081     1,401,081         G
     South Construction Company, Inc. *                                              10          100          -              -         E

   Cinergy Investments, Inc. (Investments)                                          100          100          -              -         J
     Cinergy-Cadence, Inc.                                                          100          100          -              -         N
       Cadence Network, Inc. (Cadence Network)                                        -           11          -              -         N
     Cinergy Capital & Trading, Inc. (Capital & Trading)                            100          100          -              -       J & O
       Brownsville Power I, LLC                                                     N/A          100          -              -         L
       Caledonia Power I, LLC                                                       N/A          100          -              -         L
       CinCap - Chippewa, LLC *                                                     N/A          100          -              -         T
       CinCap - Martinsville, LLC *                                                 N/A          100          -              -         T
       CinCap - Oraville, LLC *                                                     N/A          100          -              -         T
       CinCap IV, LLC                                                               N/A           10          -              -         K
       CinCap V, LLC                                                                N/A           10          -              -         K
       CinCap VIII, LLC (CinCap VIII)                                               N/A          100          -              -         J
        CinCap VII, LLC                                                             N/A          100          -              -         L
        CinCap Madison, LLC                                                         N/A          100          -              -         L
       CinCap IX, LLC *                                                             N/A          100          -              -         T
       CinCap X, LLC *                                                              N/A          100          -              -         T
       CinPower I, LLC                                                              N/A          100          -              -         K
       Cinergy Canada, Inc.                                                         100          100          -              -         P
       Cinergy Limited Holdings, LLC                                                N/A          100          -              -         K
        Cinergy Marketing & Trading, LP (Marketing & Trading) (4)                   N/A          100          -              -         K
          Ohio River Valley Propane, LLC #(5)                                       N/A          100          -              -         K
       Cinergy General Holdings, LLC                                                N/A          100          -              -         K
       Cinergy Retail Power Limited, Inc. *                                         100          100          -              -         K
        Cinergy Retail Power, L.P. *(6)                                             N/A          100          -              -         K
       Cinergy Retail Power General, Inc. *                                         100          100          -              -         K
       CinFuel Resources, Inc. (7)                                                  100          100          -              -         K
       LH1, LLC (8)                                                                 N/A          100          -              -         K
        Oak Mountain Products, LLC (9)                                              N/A          100          -              -         K
       Cinergy Transportation, LLC                                                  N/A          100          -              -         K
       SynCap II, LLC #                                                             N/A          100          -              -         K
     Cinergy Telecommunications Holding Company, Inc.                               100          100          -              -         N
       Q-Comm Corporation                                                     5,863,227           40          -              -         V
        QCC, Inc.                                                                 1,000          100          -              -         V
        Cinergy Communications Company                                            1,000          100          -              -         V
        Kentucky Data Link, Inc.                                                  1,000          100          -              -         V
          KDL Holdings, LLC *(10)                                                 1,000          100          -              -         V
          Cinergy Telecommunication Networks - Indiana, Inc. *                      500          100          -              -         V
          Cinergy Telecommunication Networks - Ohio, Inc. *                         500          100          -              -         V
          Indianapolis Data Link, Inc. *(11)                                        100          100          -              -         V
          Lexington Data Link, Inc. *(12)                                           100          100          -              -         V
          Louisville Data Link, Inc. *(13)                                          100          100          -              -         V
          Cincinnati Data Link, Inc. *(14)                                          100          100          -              -         V
          Chattanooga Data Link, Inc. *(15)                                         100          100          -              -         V
          Knoxville Data Link, Inc. *(16)                                           100          100          -              -         V
          Memphis Data Link, Inc. *(17)                                             100          100          -              -         V
          Nashville Data Link, Inc. *(18)                                           100          100          -              -         V
       Lattice Communications, LLC                                                  N/A           40          -              -         N
        LB Tower Company, LLC                                                       N/A            -          -              -         V
     Cinergy Engineering, Inc.                                                      100          100          -              -         K
     Cinergy-Centrus, Inc.                                                          100          100          -              -         N
     Cinergy-Centrus Communications, Inc.                                           100          100          -              -         N
     Cinergy Solutions Holding Company, Inc. (Solutions Holding)                    100          100          -              -         J
       3036243 Nova Scotia Company                                                  100          100          -              -         S
        Cinergy Solutions Limited Partnership (19)                                  N/A          100          -              -         S
       1388368 Ontario Inc.                                                      20,020          100          -              -         S
       Vestar, Inc.                                                                 100          100          -              -         R
        Vestar Limited                                                                1          100          -              -         R
          Keen Rose Technology Group Limited                                          1          100          -              -         R
          Optimira Controls, Inc.                                                   900        90.83          -              -         R
       Cinergy EPCOM, LLC (Cinergy EPCOM)                                           N/A          100          -              -         K
       Cinergy EPCOM College Park, LLC                                              N/A          100          -              -         K
       Cinergy Solutions, Inc.  (Solutions)                                         100          100          -              -         K
        BSPE Holdings, LLC #                                                        N/A           50          -              -         K
          BSPE Limited, LLC #                                                       N/A           50          -              -         K
            BSPE, L.P. #(20)                                                        N/A           50          -              -         K
          BSPE General, LLC #                                                       N/A           50          -              -         K
        Cinergy Energy Solutions, Inc.                                              100          100          -              -         K
          U.S. Energy Biogas Corp.                                                4,574           20          -              -         K
            Biogas Financial Corporation (21)                                         -            -          -              -         K
              ZFC Energy Inc. (22)                                                    -            -          -              -         K
               Power Generation (Suffolk), Inc. (23)                                  -            -          -              -         K
                 Suffolk Energy Partners, L.P. (24)                                 N/A            -          -              -         K
               Suffolk Biogas, Inc. (25)                                              -            -          -              -         K
              Lafayette Energy Partners, L.P. (26)                                  N/A            -          -              -         K
              Taylor Energy Partners, L.P. (27)                                     N/A            -          -              -         K
            Resources Generating Systems, Inc. (28)                                   -            -          -              -         K
              Illinois Electrical Generation Partners, L.P. (29)                    N/A            -          -              -         K
               Zapco Illinois Energy, Inc. (30)                                       -            -          -              -         K
               Avon Energy Partners, L.L.C. (31)                                    N/A            -          -              -         K
               Devonshire Power Partners, L.L.C. (32)                               N/A            -          -              -         K
               Riverside Resource Recovery, L.L.C. (33)                             N/A            -          -              -         K
              Illinois Electrical Generation Partners II L.P. *(34)                 N/A            -          -              -         K
               BMC Energy, LLC (35)                                                 N/A            -          -              -         K
                 Brookhaven Energy Partners, LLC (36)                               N/A            -          -              -         K
                 Countryside Genco, L.L.C. (37)                                     N/A            -          -              -         K
                 Morris Genco, L.L.C. (38)                                          N/A            -          -              -         K
               Brickyard Energy Partners, LLC (39)                                  N/A            -          -              -         K
               Dixon/Lee Energy Partners, LLC (40)                                  N/A            -          -              -         K
               Roxanna Resource Recovery, L.L.C. (41)                               N/A            -          -              -         K
               Streator Energy Partners, LLC (42)                                   N/A            -          -              -         K
               Upper Rock Energy Partners, LLC (43)                                 N/A            -          -              -         K
              Hoffman Road Energy Partners, LLC (44)                                N/A            -          -              -         K
            Barre Energy Partners, L.P. (45)                                        N/A            -          -              -         K
            Biomass New Jersey, L.L.C. (46)                                         N/A            -          -              -         K
            Brown County Energy Associates, LLC (47)                                N/A            -          -              -         K
            Burlington Energy, Inc. (48)                                              -            -          -              -         K
            Cape May Energy Associates, L.P. (49)                                   N/A            -          -              -         K
            Dunbarton Energy Partners, Limited Partnership (50)                     N/A            -          -              -         K
            Garland Energy Development, LLC (51)                                    N/A            -          -              -         K
            Oceanside Energy Inc. (52)                                                -            -          -              -         K
            Onondaga Energy Partners, L.P. (53)                                     N/A            -          -              -         K
            Oyster Bay Energy Partners, L.P. (54)                                   N/A            -          -              -         K
            Smithtown Energy Partners, L.P. (55)                                    N/A            -          -              -         K
            Springfield Energy Associates, Limited Partnership (56)                 N/A            -          -              -         K
            Suffolk Transmission Partners, L.P. (57)                                N/A            -          -              -         K
            Tucson Energy Partners LP (58)                                          N/A            -          -              -         K
            Zapco Broome Nanticoke Corp. (59)                                         -            -          -              -         K
            Zapco Development Corporation (60)                                        -            -          -              -         K
            Zapco Energy Tactics Corporation (61)                                     -            -          -              -         K
            Zapco Readville Cogeneration, Inc. (62)                                   -            -          -              -         K
            ZFC Royalty Partners, A Connecticut Limited Partnership (63)            N/A            -          -              -         K
            ZMG, Inc. (64)                                                            -            -          -              -         K
        Cinergy GASCO Solutions, LLC                                                N/A          100          -              -         K
          Countryside Landfill Gasco, L.L.C.                                        N/A          100          -              -         K
          Morris Gasco, L.L.C.                                                      N/A          100          -              -         K
          Brown County Landfill Gas Associates, L.P. (65)                           N/A          100          -              -         K
        Cinergy Solutions of Boca Raton, LLC *                                      N/A          100          -              -         K
        Cinergy Solutions Operating Services of Lansing, LLC #(66)                  N/A          100          -              -         K
        Cinergy Solutions Operating Services of Shreveport, LLC #(67)               N/A          100          -              -         K
        Cinergy Solutions Operating Services of Oklahoma, LLC #(68)                 N/A          100          -              -         K
        Cinergy Solutions of Philadelphia, LLC                                      N/A          100          -              -         K
        Cinergy Solutions Partners, LLC #                                           N/A           50          -              -         K
          CST Limited, LLC #                                                        N/A           50          -              -         K
            CST Green Power, L.P. #(69)                                             N/A           50          -              -         K
              Green Power Holdings, LLC                                             N/A           50          -              -         K
               Green Power Limited, LLC                                             N/A           50          -              -         K
                 South Houston Green Power, L.P. (70)                               N/A           50          -              -         K
               Green Power G.P., LLC                                                N/A           50          -              -         K
          CST General, LLC #                                                        N/A           50          -              -         K
        CSGP of Southeast Texas, LLC                                                N/A          100          -              -         K
        CSGP Limited, LLC                                                           N/A          100          -              -         K
          CSGP Services, L.P. (71)                                                  N/A          100          -              -         K
        CSGP General, LLC                                                           N/A          100          -              -         K
        Lansing Grand River Utilities, LLC                                          N/A          100          -              -         K
        Oklahoma Arcadian Utilities, LLC                                            N/A        33.34          -              -         K
        Shreveport Red River Utilities, LLC                                         N/A           50          -              -         K
       Cinergy Solutions of Tuscola, Inc.                                           100          100          -              -         K
       Delta Township Utilities, LLC                                                N/A        57.16          -              -         K
       Energy Equipment Leasing LLC                                                 N/A           50          -              -         K
       Trigen-Cinergy Solutions LLC                                                 N/A           50          -              -         K
       Trigen-Cinergy Solutions of Ashtabula LLC                                    N/A           50          -              -         K
       Trigen-Cinergy Solutions of Baltimore LLC                                    N/A           50          -              -         K
       Trigen-Cinergy Solutions of Boca Raton, LLC                                  N/A           50          -              -         K
       Trigen-Cinergy Solutions of Cincinnati LLC                                   N/A           50          -              -         K
       Trigen-Cinergy Solutions of College Park, LLC                                N/A           50          -              -         K
       Trigen-Cinergy Solutions of Lansing LLC                                      N/A           50          -              -         K
        Trigen/Cinergy - USFOS of Lansing LLC                                       N/A         40.8          -              -         K
       Trigen-Cinergy Solutions of Orlando LLC                                      N/A           50          -              -         K
       Trigen-Cinergy Solutions of Owings Mills LLC                                 N/A           50          -              -         K
       Trigen-Cinergy Solutions of Owings Mills Energy Equipment Leasing, LLC       N/A           50          -              -         K
       Trigen-Cinergy Solutions of Rochester LLC                                    N/A           50          -              -         K
       Trigen-Cinergy Solutions of San Diego LLC *                                  N/A           50          -              -         K
       Trigen-Cinergy Solutions of Silver Grove LLC                                 N/A           50          -              -         K
       Trigen-Cinergy Solutions of the Southeast LLC *                              N/A           50          -              -         K
       Trigen-Cinergy Solutions of St. Paul LLC *                                   N/A           50          -              -         K
        Environmental Wood Supply, LLC                                              N/A         24.5          -              -         K
        St. Paul Cogeneration LLC                                                   N/A         24.5          -              -         K
       Trigen-Cinergy Solutions of Tuscola, LLC                                     N/A           50          -              -         K
     Cinergy Supply Network, Inc.                                                   100          100          -              -         Q
       Reliant Services, LLC (Reliant)                                              N/A           50          -              -         Q
        MP Acquisitions Corp., Inc.                                                 100           50          -              -         Q
          Miller Pipeline Corporation (Miller Pipeline)                             100           50          -              -         Q
        Fiber Link, LLC                                                             N/A           75          -              -         N
     Cinergy Technology, Inc. (Technology)                                          100          100          -              -         K

   Cinergy Global Resources, Inc. (Global Resources)                                100          100          -              -         J
     Cinergy UK, Inc.                                                               100          100          -              -         J
     Cinergy Global Power, Inc. (Global Power)                                      100          100          -              -         M
       CGP Global Greece Holdings, SA                                             9,000          100          -              -         J
        Attiki Denmark ApS                                                   64,586,074           57          -              -         J
          Attiki Gas Supply Company SA                                        2,954,430         28.5          -              -         M
       Cinergy Global Chandler Holding, Inc.                                        100          100          -              -         J
        Cinergy Global Chandler I, Inc.                                             100          100          -              -         J
          Chandler Wind Partners, LLC                                               N/A          100          -              -         L
       Cinergy Global Ely, Inc.                                                     100          100          -              -         M
        EPR Ely Power Limited                                                   214,286           30          -              -         J
          EPR Ely Limited                                                       300,000           30          -              -         M
            Ely Power Limited *                                                       1           30          -              -         U
            Anglian Straw Limited                                                   300           30          -              -         U
        Anglian Ash Limited                                                           3           30          -              -         U
       Cinergy Global Foote Creek, Inc.                                             100          100          -              -         J
        Foote Creek III, LLC                                                        N/A          100          -              -         L
       Cinergy Global Foote Creek II, Inc.                                          100          100          -              -         J
        Foote Creek II, LLC                                                         N/A          100          -              -         L
       Cinergy Global Foote Creek IV, Inc.                                          100          100          -              -         J
        Foote Creek IV, LLC                                                         N/A          100          -              -         L
       Cinergy Global Peetz Table I, Inc.                                           100          100          -              -         J
        Ridge Crest Wind Partners, LLC (Ridge Crest)                                N/A          100          -              -         L
       Cinergy Global Power Services Limited                                  1,001,000          100          -              -         U
       Cinergy Global Power (UK) Limited                                      3,658,242          100          -              -         M
        Cinergy Global Trading Limited                                        8,658,242          100          -              -         U
          Commercial Electricity Supplies Limited *                           8,048,908          100          -              -         U
          Cinergy Renewable Trading Limited *                                         2          100          -              -         U
          UK Electric Power Limited                                              85,000          100          -              -         U
          Cinergy Global Power Iberia, S.A. *(72)                                 1,000          100          -              -         U
       Cinergy Global San Gorgonio, Inc. *                                          100          100          -              -         K
       Cinergy Global Holdings, Inc. (Global Holdings)                              100          100          -              -         J
        Cinergy Holdings B.V. (Holdings B.V.)                                     7,652          100          -              -         J
          Cinergy Zambia B.V.                                                     4,525          100          -              -         J
            Copperbelt Energy Corporation PLC (Copperbelt)                    3,850,000           30          -              -         M
          Cinergy Turbines B.V.                                                     650          100          -              -         U
          Cinergy Hydro B.V. (Hydro B.V.)                                       130,001          100          -              -         J
            Cinergy 1 B.V. *                                                         50          100          -              -         U
            Cinergy Global Resources 1 B.V.                                         400          100          -              -         M
              Moravske Teplarny a.s. (Teplarny)                                      81          100          -              -         M
              Cinergy Global Polska Sp. Z o.o. *                                    N/A          100          -              -         U
              Cinergy Global Resources 1 Sp. Z o.o. *                               N/A          100          -              -         U
              Cinergy Global Resources a.s.                                           2          100          -              -         U
              Cinergetika U/L a.s. (Cinergetika)                                    701          100          -              -         M
              Energy Customer Services, s.r.o. *                                    N/A          100          -              -         U
            Cinergy 2 B.V.                                                          500          100          -              -         U
          Baghabari I B.V. *                                                     18,152          100          -              -         J
            Baghabari Power Company Limited *(73)                                     4          100          -              -         U
          Baghabari II B.V. *                                                    18,152          100          -              -         J
          Cinergy South Africa Investments 1 B.V.                                18,152          100          -              -         J
            Egoli Gas (Proprietary) Limited *                                       949          100          -              -         M
          Cinergy Global 4 B.V. *                                                18,152          100          -              -         U
          Cinergy Global 5 B.V. *                                                18,000          100          -              -         U
       Cinergy Global (Cayman) Holdings, Inc.                                 5,171,137          100          -              -         J
        Cinergy Global Hydrocarbons Pakistan *                                      100          100          -              -         U
        Cinergy Global Tsavo Power                                            5,171,137          100          -              -         J
          IPS-Cinergy Power Limited                                           3,968,547           50          -              -         J
            Tsavo Power Company Limited                                       8,233,500         28.5          -              -         M
        Cinergy MPI V, Inc. *                                                       100          100          -              -         U
       Cinergy Global One, Inc.                                                     100          100          -              -         J
        CZECHPOL ENERGY spol, s.r.o. (74)                                           N/A          100          -              -         M
          Moravia Energo                                                             23           40          -              -         U
       eVent Resources Overseas I, LLC (75)                                         N/A          100          -              -         U
       Midlands Hydrocarbons (Bangladesh) Limited *                           4,535,000          100          -              -         U
       Powermid No. 1 (76) *                                                          2          100          -              -         U
       Cinergy Global Power Africa (Proprietary) Limited                            100          100          -              -         U

   CinTec LLC (CinTec)                                                              N/A          100          -              -         J
     CinTec I LLC                                                                   N/A          100          -              -         J
       eVent Resources I LLC                                                        N/A           67          -              -         J
        eVent Resources Holdings LLC (77)                                           N/A           67          -              -         N

   Cinergy Technologies, Inc. (Cinergy Technologies)                                100          100          -              -         J
     Cinergy Ventures, LLC (Ventures)                                               N/A          100          -              -         N
       CES International (78)                                                         -            ^          -              -         V
       Pentech Solutions, Inc. (79)                                                   -            ^          -              -         V
       IZOIC Incorporated                                                             -            ^          -              -         V
       Kreiss Johnson Technologies, Inc.                                              -            ^          -              -         V
     Cinergy Ventures II, LLC                                                       N/A          100          -              -         K
       Catalytic Solutions, Inc.                                                      -            ^          -              -         K
     Cinergy e-Supply Network, LLC (Cinergy e-Supply)                               N/A          100          -              -         N
     Cinergy One, Inc. (Cinergy One)                                                100          100          -              -         K
     Cinergy Two, Inc.                                                              100          100          -              -         N

   Cinergy Wholesale Energy, Inc. (Wholesale Energy)                                100          100          -              -         J
     Cinergy Power Generation Services, LLC (Generation Services)                   N/A          100          -              -         K
     Cinergy Origination & Trade, LLC *                                             N/A          100          -              -         K

      * This entity was inactive as of December 31, 2002.
      # This entity was in the start-up phase of operations as of December 31, 2002.
      + Cinergy's issuer's and owner's book value and other amounts, at December 31, 2002, has been filed pursuant to Rule 104(b).
      ^ Cinergy's percentage of voting power, at December 31, 2002, has been filed pursuant to Rule 104(b).
      / Cinergy and its affiliate companies are involved in various types of businesses, which can be classified as follows:
        A - Registered Holding Company       G - Electric Utility               M - Foreign Utility Company             S - Energy-Related Financing Services
                                                                                                                            Company
        B - Service Company                  H - Gas Utility                    N - Exempt Telecommunications Company   T - Inactive/Prospective Exempt Wholesale
                                                                                                                            Generator
        C - Financing Company                I - Electric and Gas Utility       O - Power Marketing Company             U - Foreign Utility Company Investment

        D - Exempt Holding Company under     J - Intermediate Holding Company   P - Energy Commodity Marketing Company  V - Exempt Telecommunications Company
            Section 3(a)(2)                                                                                                 Investment
        E - Real Estate Company              K - Rule 58 Energy-Related Company Q - Infrastructure Services Company

        F - SO2 Emissions Allowance Trading  L - Exempt Wholesale Generator     R - Energy-Related Consulting Services
            Company                                                                 Company

        ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

Part A Footnotes

The following footnotes provide information relating to entities that are owned by more than one Cinergy system company, as well as descriptions of changes that occurred to Cinergy’s subsidiary structure, including changes to specific entities, as of December 31, 2002. However, information pertaining to Cinergy’s sale and/or dissolution of subsidiary companies throughout the year, is provided in the following section labeled “Part B Footnotes”.

(1)	CC Funding Trust I is a business trust formed under the Delaware Business Trust Act, effective November 27, 2001, to issue and sell its preferred trust securities and common trust securities and to acquire and hold the debt securities as trust assets.

(2)	Cinergy Receivables Company LLC, a Delaware limited liability company (LLC) organized on January 10, 2002, was formed for the purpose of purchasing the accounts receivable and related rights of PSI, ULH&P, and CG&E. Also, Cinergy Receivables Company LLC is responsible for securitizing such receivables through a loan agreement with certain commercial banks.

(3)	PSI also has voting cumulative preferred stock outstanding at December 31, 2002, as follows:

Class	Shares outstanding	Vote per share
Par value $100	347,545	1 vote
Par value $ 25	303,544	1/4 vote

(4)	Marketing & Trading was converted from an LLC to a limited partnership (LP), effective January 1, 2002. Marketing & Trading is owned 99% by Cinergy Limited Holdings, LLC and 1% by Cinergy General Holdings, LLC.

(5)	Ohio River Valley Propane, LLC changed its name from Cinergy Propane, LLC, effective March 14, 2002.

(6)	Cinergy Retail Power, L.P. is owned 99% by Cinergy Retail Power Limited, Inc. and 1% by Cinergy Retail Power General, Inc.

(7)	CinFuel Resources, Inc., a Delaware corporation organized on January 10, 2002, was formed for the purpose of owning, through direct or indirect investment and/or operating, projects capable of producing synthetic fuel.

(8)	LH1, LLC, a Delaware LLC organized on January 10, 2002, is a holding company formed for the purpose of holding Cinergy’s investment in Oak Mountain Products, LLC. LH1, LLC is owned 99% by Capital & Trading and 1% by CinFuel Resources, Inc.

(9)	Oak Mountain Products, LLC, a Delaware LLC that was acquired by Cinergy on June 30, 2002, is a project company that will own a facility capable of producing synthetic fuel. The facility will produce synthetic fuel from coal by applying a latex or asphalt binder in order to induce a chemical change.

(10)	KDL Holdings, LLC, a Delaware LLC organized on September 5, 2001, was formed to provide long- and short-haul fiber capacity to large national carriers and constructs private networks for private and public entities.

(11)	Indianapolis Data Link, Inc., an Indiana corporation organized on April 16, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(12)	Lexington Data Link, Inc., a Kentucky corporation organized on April 1, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(13)	Louisville Data Link, Inc., a Kentucky corporation organized on April 1, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(14)	Cincinnati Data Link, Inc., an Ohio corporation organized on April 17, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(15)	Chattanooga Data Link, Inc., a Tennessee corporation organized on April 16, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(16)	Knoxville Data Link, Inc., a Tennessee corporation organized on April 16, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(17)	Memphis Data Link, Inc., a Tennessee corporation organized on April 1, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(18)	Nashville Data Link, Inc., a Tennessee corporation organized on February 15, 2002, was formed to provide long- and short-haul fiber capacity to large national carriers and to construct private networks for private and public entities.

(19)	Cinergy Solutions Limited Partnership is owned 99.9% by 3036243 Nova Scotia Company and .1% by 1388368 Ontario Inc.

(20)	BSPE, L.P. is owned 99% by BSPE Limited, LLC and 1% by BSPE General, LLC.

(21)	Biogas Financial Corporation, a Connecticut corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities.

(22)	ZFC Energy Inc., a Delaware corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities and acquiring landfill gas companies.

(23)	Power Generation (Suffolk), Inc., a Delaware corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities.

(24)	Suffolk Energy Partners, L.P., a Virginia LP that was acquired by Cinergy in 2001, which is located in Suffolk, Virginia, was formed to own a landfill gas-fired generation facility that is a qualifying facility (QF). Suffolk Energy Partners, L.P. is owned 80% by Power Generation (Suffolk), Inc. and 20% by U.S. Energy Biogas Corp.

(25)	Suffolk Biogas, Inc., a Delaware corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas companies.

(26)	Lafayette Energy Partners, L.P., a New Jersey LP that was acquired by Cinergy in 2001, which is located in Lafayette, New Jersey, was formed to own a landfill gas-fired generation facility that is a QF. Lafayette Energy Partners, L.P. is owned 99% by Biogas Financial Corporation and 1% by ZFC Energy Inc.

(27)	Taylor Energy Partners, L.P., a Pennsylvania LP that was acquired by Cinergy in 2001, which is located in Taylor, Pennsylvania, was formed to own a landfill gas-fired generation facility that is a QF. Taylor Energy Partners, L.P. is owned 99% by Biogas Financial Corporation and 1% by ZFC Energy Inc.

(28)	Resources Generating Systems, Inc., a New York corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities.

(29)	Illinois Electrical Generation Partners, L.P., a Delaware LP that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities in Illinois.

(30)	Zapco Illinois Energy, Inc., a Delaware corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities.

(31)	Avon Energy Partners, L.L.C., an Illinois LLC that was acquired by Cinergy in 2001, which is located in Chicago, Illinois, was formed to own a landfill gas-fired generation facility that is a QF. Avon Energy Partners, L.L.C. is owned 75% by Illinois Electrical Generation Partners, L.P. and 25% by Zapco Illinois Energy, Inc.

(32)	Devonshire Power Partners, L.L.C., an Illinois LLC that was acquired by Cinergy in 2001, which is located in Dolton, Illinois, was formed to own a landfill gas-fired generation facility that is a QF. Devonshire Power Partners, L.L.C. is owned 75% by Illinois Electrical Generation Partners, L.P. and 25% by Zapco Illinois Energy, Inc.

(33)	Riverside Resource Recovery, L.L.C., an Illinois LLC that was acquired by Cinergy in 2001, which is located in Romerville, Illinois, was formed to own a landfill gas-fired generation facility that is a QF. Riverside Resource Recovery, L.L.C. is owned 75% by Illinois Electrical Generation Partners, L.P. and 25% by Zapco Illinois Energy, Inc.

(34)	Illinois Electrical Generation Partners II L.P., a Delaware LP that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities in Illinois.

(35)	BMC Energy, LLC, a Delaware LLC that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas-fired generation facilities that are QF’s.

(36)	Brookhaven Energy Partners, LLC, a New York LLC that was acquired by Cinergy in 2001, which is located in Brookhaven, New York, was formed as a leasing company for electrical generation assets.

(37)	Countryside Genco, L.L.C., a Delaware LLC that was acquired by Cinergy in 2001, which is located in Grayslake, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(38)	Morris Genco, L.L.C., a Delaware LLC that was acquired by Cinergy in 2001, which is located in Morris, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(39)	Brickyard Energy Partners, LLC, a Delaware LLC that was acquired by Cinergy in 2001, which is located in Danville, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(40)	Dixon/Lee Energy Partners, LLC, a Delaware LLC that was acquired by Cinergy in 2001, which is located in Dixon, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(41)	Roxanna Resource Recovery, L.L.C., an Illinois LLC that was acquired by Cinergy in 2001, which is located in Roxanna, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(42)	Streator Energy Partners, LLC, a Delaware LLC that was acquired by Cinergy in 2001, which is located in Streator, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(43)	Upper Rock Energy Partners, LLC, a Delaware LLC that was acquired by Cinergy in 2001, which is located in East Moline, Illinois, was formed to own a landfill gas-fired generation facility that is a QF.

(44)	Hoffman Road Energy Partners, LLC, a Delaware LLC that was acquired by Cinergy in 2001, is a landfill gas transportation company located in Toledo, Ohio.

(45)	Barre Energy Partners, L.P., a Delaware LP that was acquired by Cinergy in 2001, which is located in Barre, Massachusetts, was formed to own a landfill gas-fired generation facility that is a QF. Barre Energy Partners, L.P. is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(46)	Biomass New Jersey, L.L.C., a New Jersey LLC that was acquired by Cinergy in 2001, was formed to own and operate landfill gas collection systems and related assets. Biomass New Jersey, L.L.C. is owned 99% by U.S. Energy Biogas Corp. and 1% by ZFC Energy Inc.

(47)	Brown County Energy Associates, LLC, a Delaware LLC that was acquired by Cinergy in 2001, which is located in Ledgeview, Wisconsin, was formed to own landfill gas-fired generation facilities that are QF’s.

(48)	Burlington Energy, Inc., a Vermont corporation that was acquired by Cinergy in 2001, which is located in Burlington, Vermont, was formed to own a landfill gas-fired generation facility that is a QF.

(49)	Cape May Energy Associates, L.P., a Delaware LP that was acquired by Cinergy in 2001, is a landfill gas transportation company located in Cape May, New Jersey. Cape May Energy Associates, L.P. is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(50)	Dunbarton Energy Partners, Limited Partnership, a New Hampshire LP that was acquired by Cinergy in 2001, which is located in Manchester, New Hampshire, was formed to own a landfill gas-fired generation facility that is a QF. Dunbarton Energy Partners, Limited Partnership is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(51)	Garland Energy Development, LLC, a Delaware LLC that was acquired by Cinergy in 2001, owns sledge dryer equipment at a landfill in Garland, Texas.

(52)	Oceanside Energy Inc., a New York corporation that was acquired by Cinergy in 2001, which is located in Hempstead, New York, was formed to own a landfill gas-fired generation facility that is a QF.

(53)	Onondaga Energy Partners, L.P., a New York LP that was acquired by Cinergy in 2001, which is located in Onondaga, New York, was formed to own a landfill gas-fired generation facility that is a QF. Onondaga Energy Partners, L.P. is owned 99% by U. S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(54)	Oyster Bay Energy Partners, L.P., a New York LP that was acquired by Cinergy in 2001, which is located in Oyster Bay, New York, was formed to own a landfill gas-fired generation facility that is a QF. Oyster Bay Energy Partners, L.P. is owned 99% by U. S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(55)	Smithtown Energy Partners, L.P., a New York LP that was acquired by Cinergy in 2001, which is located in Smithtown, New York, was formed to own a landfill gas-fired generation facility that is a QF. Smithtown Energy Partners, L.P. is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(56)	Springfield Energy Associates, Limited Partnership, a Vermont LP that was acquired by Cinergy in 2001, is a landfill gas transportation company located in Springfield, Massachusetts. Springfield Energy Associates, Limited Partnership is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(57)	Suffolk Transmission Partners, L.P., a Delaware LP that was acquired by Cinergy in 2001, is a landfill gas transportation company located in Suffolk, Virginia. Suffolk Transmission Partners, L.P. is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(58)	Tucson Energy Partners LP, a Delaware LP that was acquired by Cinergy in 2001, is a landfill gas transportation company located in Tucson, Arizona. Tucson Energy Partners LP is owned 99% by U.S. Energy Biogas Corp. and 1% by Resources Generating Systems, Inc.

(59)	Zapco Broome Nanticoke Corp., a New York corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring a landfill gas transportation company.

(60)	Zapco Development Corporation, a Delaware corporation that was acquired by Cinergy in 2001, was formed as a landfill gas project development company.

(61)	Zapco Energy Tactics Corporation, a Delaware corporation that was acquired by Cinergy in 2001, was formed to provide operation and maintenance services for landfill gas projects located outside the State of Illinois.

(62)	Zapco Readville Cogeneration, Inc., a Delaware corporation that was acquired by Cinergy in 2001, which is located in Readville, Massachusetts, was formed to own a landfill gas-fired generation facility that is a QF.

(63)	ZFC Royalty Partners, A Connecticut Limited Partnership, a Connecticut LP that was acquired by Cinergy in 2001, was formed as a holding company for the royalty interests of certain Genco projects in which subsidiaries of U.S. Energy Biogas Corp. are participating.

(64)	ZMG, Inc., a Delaware corporation that was acquired by Cinergy in 2001, was formed for the purpose of acquiring landfill gas companies.

(65)	Brown County Landfill Gas Associates, L.P. is owned 99.99% by Cinergy GASCO Solutions, LLC and .01% by ZFC Energy Inc.

(66)	Cinergy Solutions Operating Services of Lansing, LLC, a Delaware LLC organized on June 25, 2002, performs oversight, management, operation and maintenance of energy/utility service facilities at a General Motors (GM) vehicle assembly plant in Lansing, Michigan.

(67)	Cinergy Solutions Operating Services of Shreveport, LLC, a Delaware LLC organized on June 28, 2002, performs oversight, management, operation and maintenance of energy/utility service facilities at a GM vehicle assembly plant in Shreveport, Louisiana.

(68)	Cinergy Solutions Operating Services of Oklahoma, LLC, a Delaware LLC organized on August 13, 2002, performs oversight, management, operation and maintenance of energy/utility service facilities at a GM vehicle assembly plant in Oklahoma City, Oklahoma.

(69)	CST Green Power, L.P. is owned 99% by CST Limited, LLC and 1% by CST General, LLC.

(70)	South Houston Green Power, L.P. is owned 99% by Green Power Limited, LLC and 1% by Green Power G.P., LLC.

(71)	CSGP Services, L.P. is owned 99% by CSGP Limited, LLC and 1% by CSGP General, LLC.

(72)	During the first quarter of 2002, Cinergy Global Power Iberia, S.A. became a direct subsidiary of Cinergy Global Trading Limited. Previously, this company was reflected as a subsidiary of Cinergy Renovables Ibericas, S.L., which was subsequently sold in late 2002.

(73)	Baghabari Power Company Limited is owned 50% by Baghabari I B.V. and 50% by Baghabari II B.V.

(74)	During the fourth quarter of 2002, a former Cinergy subsidiary, E-line Czech, s.r.o., was merged into CZECHPOL ENERGY spol, s.r.o., which continues to be a subsidiary of Cinergy, as of December 31, 2002.

(75)	During the second quarter of 2002, eVent Resources Overseas I, LLC became a direct subsidiary of Cinergy Global Power, Inc. Previously, this company was held as a subsidiary of Cinergy Global Ely, Inc.

(76)	Powermid No. 1 is owned 50% by Cinergy Global Power, Inc. and 50% by Cinergy Zambia B.V.

(77)	eVent Resources Holdings LLC changed its name from eVent (Triple Point) LLC, effective September 24, 2002.

(78)	During the second quarter of 2002, a former Cinergy subsidiary, Enermetrix, was merged into CES International, which continues to be a subsidiary of Cinergy, as of December 31, 2002.

(79)	During the third quarter of 2002, Pentech Solutions, Inc. became a direct subsidiary of Ventures. Previously, ) this company was reflected as a subsidiary of Cinergy Ventures II, LLC.

Part B Footnotes

The following footnotes provide information, as of December 31, 2002, pertaining to the sale and/or dissolution of Cinergy subsidiary companies during the year.

                                                              State/Country of     Date of         Effective Date of
                         Company Name                          Incorporation    Incorporation     Sale or Dissolution
                         ------------                          -------------    -------------     -------------------
Age Inversiones en Medio Ambiente, S.L.                      Spain                  3/17/2000           10/30/2002
Agrupacion Rubi, SA                                          Spain                  6/23/1999           10/30/2002
Aktsiaselts Narva Elektrivork                                Estonia                 9/4/1997            8/31/2002
Aplicaciones Industriales de Energies Limpias, S.L.          Spain                  7/30/2001           10/30/2002
CinCap PIC, LLC                                              Delaware               8/10/2001             4/5/2002
Cinergy Eesti OU                                             Estonia                12/5/2000            8/31/2002
Cinergy Global Maranhao                                      Cayman Islands          9/4/1997            9/30/2002
Cinergy Global Power 2 Limited                               England                10/5/2000             7/2/2002
Cinergy Global Power Limited                                 England                 2/5/1998            7/16/2002
Cinergy MPI VI, Inc.                                         Cayman Islands          9/4/1997            9/30/2002
Cinergy MPI VII, Inc.                                        Cayman Islands          9/4/1997            9/30/2002
Cinergy MPI VIII, Inc.                                       Cayman Islands          9/4/1997            9/30/2002
Cinergy MPI IX, Inc.                                         Cayman Islands          9/4/1997            9/30/2002
Cinergy MPI X, Inc.                                          Cayman Islands          9/4/1997            9/30/2002
Cinergy Renovables Aragon, S.L.                              Spain                  11/6/2001           10/30/2002
Cinergy Renovables Ibericas, S.L.                            Spain                  5/23/1944           10/30/2002
Cinergy Services Iberia, S.A.                                Spain                  10/9/2001           10/30/2002
Cinergy Telecommunication Networks - Kentucky, Inc.          Kentucky                1/4/2000           12/30/2002
CinPeak Resources, LLC                                       Delaware               8/15/2001             3/8/2002
Compania Eolica Aragonesa, S.A.                              Spain                 11/10/1994           10/30/2002
Compania Productora de Energia para Consumo Interno, S.L.    Spain                  5/22/2000           10/30/2002
Corporacion Eolica, S.L.                                     Spain                  12/3/1999            6/30/2002
Desarrollo Eolico del Ebro S.A.                              Spain                  1/13/1997           10/30/2002
Desarrollos Eolicos del Valle del Ebro, S.A.                 Spain                  7/22/1999           10/30/2002
Desarrollos Eolicos El Aguila, S.A.                          Spain                 10/21/1998           10/30/2002
DP Czechpol Energy Invest                                    Ukraine                4/10/1997           10/16/2002
Elecdey Ascoy, S.A.                                          Spain                   4/1/1998           10/30/2002
Elecdey Carcelen, S.A.                                       Spain                 12/14/2000           10/30/2002
E-line AG                                                    Switzerland             6/9/1995            8/14/2002
E-line Czech, s.r.o.                                         Czech Republic         1/24/2000            10/9/2002
emPowerNET, LLC                                              Delaware               3/13/2001             3/8/2002
ENCOAL OPCO, LLC                                             Delaware               2/13/2001            7/15/2002
Energetica Mataro, S.A.                                      Spain                  1/18/2001           10/30/2002
Energetika Chropyne a.s.                                     Czech Republic          2/5/1998            9/20/2002
Enermetrix                                                   Delaware               1/17/1995            5/13/2002
Enrega, S.L.                                                 Spain                  11/5/2001           10/30/2002
EoloCrisa, S.L.                                              Spain                 11/10/2000            6/30/2002
EOS PAX I, S.L.                                              Spain                   8/5/1996           10/30/2002
EOS PAX IIa, S.L.                                            Spain                   4/4/1997           10/30/2002
Escambeo, S.L.                                               Spain                 12/21/1999           10/30/2002
Generacion y Abastecimiento de Energia S.L.                  Spain                  7/30/2001           10/30/2002
General Eolica Aragonesa, S.A.                               Spain                  6/24/2001           10/30/2002
Intercambio de Derivados Porcinos, S.L.                      Spain                  5/22/2000           10/30/2002
MEAS Brno, a.s.                                              Czech Republic         9/15/1995            5/31/2002
MPI International Limited                                    England                 2/5/1998             7/2/2002
Northeolic Pico Gallo, S.L.                                  Spain                  8/18/1999           10/30/2002
PEAS Praha, a.s.                                             Czech Republic        12/13/1994           10/16/2002
Plzenska Energetika a.s.                                     Czech Republic         2/19/1993           12/20/2002
Procrisa Servicios, S.L.                                     Spain                 12/21/2001           10/30/2002
Promociones y Servicios Hidraulicos, S.A.                    Spain                  2/23/1990           10/30/2002
Rubi Tractament Termic Eficient, SA                          Spain                  7/26/1999           10/30/2002
San Gorgonio Westwinds II, LLC                               California            10/13/1998            6/28/2002
San Juan de Bargas Eolica, S.L.                              Spain                  7/10/2001           10/30/2002
Sinergia Andaluza, S.L.                                      Spain                 10/26/2000           10/30/2002
Sinergia Aragonesa, S.L.                                     Spain                 10/28/1999           10/30/2002
SK Invest a.s.                                               Slovakia               6/27/1996            3/31/2002
S-line s.r.o.                                                Slovakia               6/25/1995            5/31/2002
Societat Anonima de Valoritzacions Agroramaderes             Spain                   2/1/2001           10/30/2002
Startekor Investeeringute OU                                 Estonia                 7/6/1998            8/31/2002
Teplarna Otrokovice a.s.                                     Czech Republic         4/30/1992            6/30/2002
Tractaments de Juneda, SA                                    Spain                  9/23/1998           10/30/2002
Tratamiento y Generacion de Energia S.L.                     Spain                  7/30/2001           10/30/2002
U-line ZAT                                                   Ukraine                5/16/1997            3/31/2002
Valoritzacions Agroramaderes les Garrigues, S.L.             Spain                  3/14/2000           10/30/2002
Ventoabrego, S.L.                                            Spain                 11/17/1999           10/30/2002
ZAT Dneproline                                               Ukraine                 5/8/1998             9/3/2002

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                              Previously Filed as
 Designation                                Nature of Exhibit                                               Exhibit to:
 -----------                                -----------------                                               -----------

   A-1        Annual Report of Cinergy on Form 10-K for the year ended December 31, 2002               File No. 1-11377

   A-2        2003 Proxy Statement for the year ended December 31, 2002                                File No. 1-11377

   A-3        Annual Report of CG&E on Form 10-K for the year ended December 31, 2002                  File No. 1-01232

   A-4        Annual Report of PSI on Form 10-K for the year ended December 31, 2002                   File No. 1-03543

   A-5        Annual Report of ULH&P on Form 10-K for the year ended December 31, 2002                 File No. 2-07793

   A-6        2003 Information Statement of PSI for the year ended December 31, 2002                   File No. 1-03543

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

    Exhibit                                                                                             Previously Filed as
  Designation                               Nature of Exhibit                                               Exhibit to:
  -----------                               -----------------                                               -----------

   B-1        Certificate of Incorporation of Cinergy, as amended May 10, 2001                       Cinergy's March 31, 2001,
                                                                                                     Form 10-Q, File No. 1-11377

   B-2        By-laws of Cinergy as amended December 14, 2000                                        Cinergy's 2000 Form 10-K
                                                                                                     File No. 1-11377

   B-3        Amended Articles of Incorporation of CG&E effective October 23, 1996                   CG&E's September 30, 1996,
                                                                                                     Form 10-Q, File No. 1-01232

   B-4        Regulations of CG&E as amended, adopted April 25, 1996                                 CG&E's March 31, 1996,
                                                                                                     Form 10-Q, File No. 1-01232

   B-5        Amended Articles of Consolidation of PSI as amended April 20, 1995                     PSI's June 30, 1995
                                                                                                     Form 10-Q, File No. 1-03543

   B-6        Amendment to Article D of the Amended Articles of Consolidation of PSI effective       PSI's 1997 Form 10-K
              July 10, 1997                                                                          File No. 1-03543

   B-7        By-laws of PSI as amended December 17, 1996                                            PSI's March 31, 1997
                                                                                                     Form 10-Q, File No. 1-03543

   B-8        Restated Articles of Incorporation of ULH&P made effective May 7, 1976                 ULH&P's May 1976,
                                                                                                     Form 8-K, File No. 2-07793

   B-9        By-laws of ULH&P as amended, adopted May 8, 1996                                       ULH&P's March 31, 1996,
                                                                                                     Form 10-Q, File No. 2-07793

   B-10       Amendment to Restated Articles of Incorporation of ULH&P  (Article Third) and          ULH&P's 1997 Form 10-K
              Amendment to the By-laws of ULH&P (Article 1), both effective July 24, 1997            File No. 2-07793

   B-11       By-laws of ULH&P as amended, adopted May 26, 1999                                      Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-12       Certificate of Incorporation of Services                                               Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-13       By-laws of Services                                                                    Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-14       Articles of Incorporation of Tri-State Improvement Company                             Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-15       Regulations of Tri-State Improvement Company as amended, adopted May 28, 1999          Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-16       Articles of Incorporation of Lawrenceburg                                              Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-17       By-laws of Lawrenceburg as amended, adopted May 28, 1999                               Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-18       Articles of Incorporation of Miami Power Corporation as amended                        Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-19       By-laws of Miami Power Corporation as amended, adopted May 28, 1999                    Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-20       Articles of Incorporation of KO Transmission Company                                   Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-21       By-laws of KO Transmission Company as amended, adopted May 28, 1999                    Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-22       Certificate of Incorporation of Cinergy Power Investments, Inc.                        Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-23       Regulations of Cinergy Power Investments, Inc.                                         Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-24       Articles of Incorporation of South Construction Company, Inc.                          Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-25       By-laws of South Construction Company, Inc.                                            Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-26       Certificate of Incorporation of Investments                                            Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-27       By-laws of Investments                                                                 Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-28       Amended Articles of Incorporation of Cinergy-Cadence, Inc.                             Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-29       By-laws of Cinergy-Cadence, Inc.                                                       Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-30       Certificate of Formation of Cadence Network                                            Cinergy's Form U5S filed
                                                                                                     May 1, 1998

   B-31       Certificate of Incorporation of Cadence Network                                        Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-32       By-laws of Cadence Network                                                             Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-33       Amended Articles of Incorporation of Capital & Trading                                 Cinergy's Form U5S filed
                                                                                                     May 1, 1997

   B-34       By-laws of Capital & Trading                                                           Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-35       Certificate of Formation of CinCap IV, LLC                                             Cinergy's Form U5S filed
                                                                                                     May 1, 1998

   B-36       Certificate of Formation of CinCap V, LLC                                              Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-37       Certificate of Formation of CinCap VIII, LLC                                           Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-38       Certificate of Formation of CinCap VII, LLC                                            Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-39       Amended Agreement of Limited Liability Company of CinCap VII, LLC                      Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-40       Certificate of Formation of CinCap Madison, LLC (formerly Duke Energy Madison, LLC)    Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-41       Certificate of Formation of CinCap IX, LLC                                             Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-42       Limited Liability Company Agreement of CinCap IX, LLC

   B-43       Certificate of Formation of CinCap X, LLC                                              Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-44       Limited Liability Company Agreement of CinCap X, LLC

   B-45       Certificate of Formation of CinPower I, LLC                                            Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-46       Amended Agreement of Limited Liability Agreement of CinPower I, LLC                    Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-47       Certificate of Amendment to Certificate of Formation of Cinergy Marketing & Trading    Cinergy's Form U5S filed
              (The sole purpose of the amendment was to change Producers Energy Marketing, LLC's     May 1, 2000
              name to Cinergy Marketing & Trading)

   B-48       Second Amended Agreement of Limited Liability Company of Cinergy Marketing & Trading   Cinergy's Form U5S filed
              dated June 8, 1999                                                                     May 1, 2000

   B-49       Certificate of Formation of Cinergy Transportation, LLC                                Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-50       Limited Liability Company Agreement of Cinergy Transportation, LLC

   B-51       Certificate of Formation for SynCap II, LLC                                            Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-52       Limited Liability Company Agreement of SynCap II, LLC

   B-53       Certificate of Incorporation of Cinergy Communications, Inc.                           Cinergy's Form U5S filed
                                                                                                     May 1, 1997

   B-54       By-laws of Cinergy Communications, Inc.                                                Cinergy's Form U5S filed
                                                                                                     May 1, 1997

   B-55       Certificate of Amendment of Certificate of Incorporation of Cinergy                    Cinergy's Form U5S filed
              Telecommunications Holding Company, Inc.  (The sole purpose of this amendment was to   May 1, 2001
              change Cinergy Communications, Inc.'s name to Cinergy Telecommunications Holding
              Company, Inc.)

   B-56       Certificate of Formation of Lattice Communications, LLC                                Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-57       Articles of Incorporation of Cinergy Engineering, Inc.                                 Cinergy's Form U5S filed
                                                                                                     May 1, 1998

   B-58       Regulations of Cinergy Engineering, Inc.                                               Cinergy's Form U5S filed
                                                                                                     May 1, 1998

   B-59       Certificate of Incorporation of Cinergy - Centrus, Inc.                                Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-60       By-laws of Cinergy - Centrus, Inc.                                                     Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-61       Certificate of Incorporation of Cinergy - Centrus Communications, Inc.                 Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-62       By-laws of Cinergy - Centrus Communications, Inc.                                      Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-63       Certificate of Incorporation of Solutions Holding                                      Cinergy's Form U5S filed
                                                                                                     May 1, 1999

   B-64       By-laws of Solutions Holding                                                           Cinergy's Form U5S filed
                                                                                                     May 1, 1998

   B-65       Certificate of Amendment of Certificate of Incorporation of Cinergy Solutions Holding  Cinergy's Form U5S filed
              Company, Inc.  (The sole purpose of the amendment was to change Cinergy Solutions,     May 1, 2001
              Inc.'s name to Cinergy Solutions Holding Company, Inc.)

   B-66       Certificate of Incorporation of 3036243 Nova Scotia Company                            Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-67       Limited Liability Company Agreement of Cinergy Solutions Limited Partnership           Refer to footnote 1

   B-68       Certificate of Incorporation of Vestar, Inc. (formerly known as Cinergy Business       Cinergy's Form U5S filed
              Solutions, Inc.)                                                                       April 30, 1999

   B-69       By-laws of Vestar, Inc. (formerly known as Cinergy Business Solutions, Inc.)           Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-70       Amendment of Articles of Vestar Limited (formerly Rose Technology Group Limited)       Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-71       Certificate of Formation of Cinergy EPCOM, LLC                                         Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-72       Certificate of Formation of Cinergy EPCOM College Park, LLC                            Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-73       Certificate of Incorporation of Solutions                                              Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-74       Certificate of Incorporation of Cinergy Energy Solutions, Inc.                         Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-75       Certificate of Formation of Cinergy GASCO Solutions, LLC                               Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-76       Limited Liability Company Agreement of Cinergy GASCO Solutions, LLC                    Refer to footnote 1

   B-77       Certificate of Formation of Cinergy Solutions Partners, LLC                            Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-78       Limited Liability Company Agreement of Cinergy Solutions Partners, LLC                 Refer to footnote 3

   B-79       Certificate of Formation of Lansing Grand River Utilities, LLC                         Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-80       Limited Liability Company Agreement of Lansing Grand River Utilities, LLC

   B-81       Certificate of Formation for Oklahoma Arcadian Utilities, LLC                          Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-82       Limited Liability Company Agreement for Oklahoma Arcadian Utilities, LLC               Refer to footnote 3

   B-83       Certificate of Formation for Shreveport Red River Utilities, LLC                       Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-84       Limited Liability Company Agreement for Shreveport Red River Utilities, LLC            Refer to footnote 3

   B-85       Amended and Restated Certificate of Formation for Shreveport Red River Utilities, LLC  Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-86       Certificate of Formation for Cinergy Solutions of Boca Raton, LLC                      Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-87       Limited Liability Company Agreement for Cinergy Solutions of Boca Raton, LLC

   B-88       Certificate of Incorporation of Cinergy Solutions of Tuscola, Inc.                     Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-89       By-laws of Cinergy Solutions of Tuscola, Inc.                                          Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-90       Certificate of Formation of Energy Equipment Leasing LLC                               Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-91       Certificate of Formation of Trigen-Cinergy Solutions LLC                               Cinergy's Form U5S filed
                                                                                                     May 1, 1998

   B-92       Certificate of Formation of Trigen-Cinergy Solutions of Ashtabula, LLC                 Cinergy's Form U5S filed
                                                                                                     on May 1, 2000

   B-93       Limited Liability Company Agreement of Trigen-Cinergy Solutions of Baltimore LLC       Refer to footnote 3

   B-94       Certificate of Formation of Trigen-Cinergy Solutions of Boca Raton, LLC                Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-95       Articles of Organization of Trigen-Cinergy Solutions of Cincinnati, LLC                Cinergy's Form U5S filed
                                                                                                     May 1, 1998

   B-96       Certificate of Formation of Trigen-Cinergy Solutions of College Park, LLC              Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-97       Certificate of Formation of Trigen-Cinergy Solutions of Lansing LLC                    Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-98       Certificate of Formation of Trigen/Cinergy - USFOS of Lansing LLC                      Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-99       Limited Liability Company Agreement for Trigen/Cinergy - USFOS of Lansing LLC          Refer to footnote 3

   B-100      Certificate of Formation of Trigen-Cinergy Solutions of Orlando LLC                    Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-101      Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills LLC               Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-102      Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills Energy Equipment  Cinergy's Form U5S filed
              Leasing, LLC                                                                           May 1, 2000

   B-103      Certificate of Formation of Trigen-Cinergy Solutions of Rochester LLC                  Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-104      Certificate of Formation of Trigen-Cinergy Solutions of Silver Grove LLC               Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-105      Resolutions of Trigen-Cinergy Solutions of Silver Grove LLC                            Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-106      Limited Liability Company Agreement of Trigen-Cinergy Solutions of St. Paul LLC        Refer to footnote 1

   B-107      Certificate of Formation of Trigen-Cinergy Solutions of Tuscola, LLC                   Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-108      Certificate of Incorporation of Cinergy Supply Network, Inc.                           Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-109      By-laws of Cinergy Supply Network, Inc.                                                Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-110      Articles of Organization of Reliant Services, LLC                                      Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-111      Articles of Incorporation of Technology                                                Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-112      By-laws of Technology                                                                  Cinergy's Form U5S filed
                                                                                                     May 1, 1996

   B-113      Amended Articles of Incorporation of Cinergy Engineering, Inc. (formerly Enertech      Cinergy's Form U5S filed
              Associates International, Inc.)                                                        May 1, 1997

   B-114      Regulations of Cinergy Engineering, Inc. (formerly Enertech Associates International,  Cinergy's Form U5S filed
              Inc.)                                                                                  May 1, 1996

   B-115      Certificate of Incorporation of Global Resources                                       Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-116      By-laws of Global Resources                                                            Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-117      Certificate of Incorporation of Global Power  (formerly Cinergy Investments MPI, Inc.) Cinergy's Form U5S filed
                                                                                                     May 1, 1998

   B-118      By-laws of Global Power                                                                Cinergy's Form U5S filed
                                                                                                     May 1, 1998

   B-119      By-laws of Cinergy Global Chandler Holding, Inc.                                       Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-120      Certificate of Incorporation of Cinergy Global Chandler I, Inc.                        Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-121      By-laws of Cinergy Global Chandler I, Inc.                                             Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-122      Certificate of Incorporation of Cinergy Global Ely, Inc.                               Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-123      By-laws of Cinergy Global Ely, Inc.                                                    Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-124      Articles of Association of EPR Ely Power Limited                                       Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-125      Articles of Association of EPR Ely Limited                                             Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-126      Articles of Association of Ely Power Limited                                           Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-127      Memorandum of Association of Anglian Ash Limited                                       Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-128      Articles of Association of Anglian Ash Limited                                         Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-129      Articles of Association of Anglian Straw Limited                                       Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-130      Certificate of Incorporation of Cinergy Global Foote Creek, Inc.                       Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-131      By-laws of Cinergy Global Foote Creek, Inc.                                            Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-132      Certificate of Formation of Foote Creek III, LLC                                       Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-133      Limited Liability Company Agreement of Foote Creek III, LLC                            Refer to footnote 2

   B-134      Certificate of Incorporation of Cinergy Global Foote Creek II, Inc.                    Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-135      By-laws of Cinergy Global Foote Creek II, Inc.                                         Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-136      Certificate of Formation of Foote Creek II, LLC                                        Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-137      By-laws of Cinergy Foot Creek IV, Inc.                                                 Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-138      Articles of Association of Cinergy Global Power Services Limited                       Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-139      Articles of Association of Cinergy Global Power Limited                                Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-140      Articles of Association of MPI International Limited                                   Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-141      Certificate of Incorporation on name change of MPI International Limited               Cinergy's Form U5S filed
                                                                                                     May 1, 1998

   B-142      Articles of Association of Cinergy Global Power (UK) Limited                           Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-143      Articles of Association of Cinergy Global Trading Limited                              Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-144      Certificate of Incorporation of Cinergy Global San Gorgonio, Inc.                      Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-145      By-laws of Cinergy Global San Gorgonio, Inc.                                           Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-147      Certificate of Incorporation of Global Holdings                                        Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-148      By-laws of Global Holdings                                                             Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-149      Articles of Association of Holdings B.V.                                               Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-150      Articles of Association of Cinergy Zambia B.V.                                         Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-151      Articles of Association of Copperbelt                                                  Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-152      Articles of Association of Cinergy Turbines B.V.                                       Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-155      Articles of Association of Hydro B.V.                                                  Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-157      Certificate of Incorporation of Cinergy Global Power Iberia, S.A.                      Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-158      Articles of Association of Cinergy Global Power Iberia, S.A.                           Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-165      Articles of Association of Cinergy 1 B.V.                                              Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-168      Articles of Association of Cinergy Global Resources 1 B.V.                             Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-169      Extract from the Companies Register for Teplarny                                       Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-171      Articles of Association of Cinergy Global Resources a.s.                               Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-172      Articles of Association of Cinergy Global Resources 1 Sp. Z o.o.                       Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-173      Articles of Association of Cinergetika                                                 Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-176      Articles of Association of Cinergy 2 B.V.                                              Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-184      Deed of Incorporation of Cinergy Global Baghabari I B.V.                               Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-185      Certificate of Incorporation of Cinergy Global Baghabari I B.V.                        Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-186      Certificate of Incorporation of Baghabari Power Company Limited                        Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-187      Articles of Association of Baghabari Power Company Limited                             Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-188      Deed of Incorporation of Cinergy Global Baghabari II B.V.                              Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-189      Certificate of Incorporation of Cinergy Global Baghabari II B.V.                       Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-190      Deed of Incorporation of Cinergy South Africa Investments 1 B.V. (formerly Cinergy     Cinergy's Form U5S filed
              Global 3 B.V.)                                                                         May 1, 2000

   B-191      Certificate of Incorporation of Cinergy South Africa Investments 1 B.V. (formerly      Cinergy's Form U5S filed
              Cinergy Global 3 B.V.)                                                                 May 1, 2000

   B-192      Certificate of Incorporation and Articles of Association of Cinergy South Africa       Cinergy's Form U5S filed
              Investments 1 B.V. (formerly Cinergy Global Power 3 B.V.)                              May 1, 2001

   B-193      Certificate of Incorporation of Egoli Gas (Proprietary) Limited                        Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-194      Articles of Association of Egoli Gas (Proprietary) Limited                             Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-195      Deed of Incorporation of Cinergy Global 4 B.V.                                         Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-196      Certificate of Incorporation of Cinergy Global 4 B.V.                                  Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-197      Certificate of Incorporation of Cinergy Global 5 B.V.                                  Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-198      Articles of Incorporation of Cinergy Global 5 B.V.                                     Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-199      Memorandum of Association of Cinergy Global (Cayman) Holdings, Inc. (formerly Cinergy  Cinergy's Form U5S filed
              MPI III, Inc.)                                                                         May 1, 1998

   B-200      Articles of Association of Cinergy Global (Cayman) Holdings, Inc. (formerly Cinergy    Cinergy's Form U5S filed
              MPI III, Inc.)                                                                         May 1, 1998

   B-201      Memorandum of Association of Cinergy Global Hydrocarbons Pakistan (formerly Cinergy    Cinergy's Form U5S filed
              MPI I, Inc.)  (Memorandums of Association of Cinergy MPI V, Inc. is identical to that  May 1, 1998 of Cinergy Global Hydrocarbons Pakistan and will be furnished upon request)

   B-202      Articles of Association of Cinergy Global Hydrocarbons Pakistan  (Articles of          Cinergy's Form U5S filed
              Association of Cinergy MPI V, Inc. is identical to that of Cinergy Global              May 1, 1998
              Hydrocarbons Pakistan and will be furnished upon request)

   B-203      Memorandum of Association of Cinergy Global Tsavo Power (formerly Cinergy MPI II,      Cinergy's Form U5S filed
              Inc.)                                                                                  May 1, 1998

   B-204      Articles of Association of Cinergy Global Tsavo Power (formerly Cinergy MPI II,        Cinergy's Form U5S filed
              Inc.)                                                                                  May 1, 1998

   B-205      Articles of Association of IPS - Cinergy Power Limited                                 Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-206      Certificate of Incorporation of Tsavo Power Company Limited                            Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-207      Articles of Association of Tsavo Power Company Limited                                 Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-208      Certificate of Amendment of Certificate of Incorporation of Cinergy Global One, Inc.   Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-209      By-laws of Cinergy Global One, Inc.                                                    Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-210      Articles of Association of Midlands Hydrocarbons (Bangladesh) Limited                  Cinergy's Form U5S filed
                                                                                                     April 30, 1999

   B-211      Certificate of Incorporation of Cinergy UK, Inc.                                       Cinergy's Form U5S filed
                                                                                                     May 1, 1997

   B-212      By-laws of Cinergy UK as amended, July 15, 1999                                        Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-213      Memorandum of Association of Anglian Straw Limited                                     Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-214      Certificate of Incorporation of Ely Power Limited                                      Cinergy's Form U5S filed
                                                                                                     May 1, 2000

   B-215      Amended Certificate of Formation of CinTec dated November 29, 2000                     Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-216      Limited Liability Company Agreement for CinTec

   B-217      Certificate of Formation of CinTec dated November 15, 2000                             Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-218      Amended Certificate of Formation of CinTec I LLC dated November 29, 2000               Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-219      Limited Liability Company Agreement for CinTec I LLC

   B-220      Certificate of Formation of CinTec I LLC dated November 15, 2000                       Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-221      By-laws of Cinergy Technologies as amended September 5, 2000                           Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-222      Amended Certificate of Incorporation of Cinergy Technologies                           Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-223      Certificate of Formation of Ventures                                                   Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-224      Limited Liability Company Agreement for Ventures

   B-225      Certificate of Formation of Cinergy Ventures II, LLC                                   Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-226      Limited Liability Company Agreement for Cinergy Ventures II, LLC

   B-227      Certificate of Formation of Cinergy e-Supply                                           Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-228      Limited Liability Company Agreement for Cinergy e-Supply

   B-229      Certificate of Formation of Cinergy One                                                Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-230      By-laws of Cinergy One                                                                 Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-231      Certificate of Incorporation of Cinergy Two, Inc.                                      Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-232      Instrument of Organization for Cinergy Two, Inc.                                       Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-233      By-laws of Cinergy Two, Inc.                                                           Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-234      Certificate of Incorporation of Wholesale Energy                                       Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-235      Regulations of Wholesale Energy                                                        Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-236      Certificate of Formation for Generation Services                                       Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-237      Limited Liability Company Agreement for Generation Services

   B-238      By-laws of Optimira Controls, Inc. (Filed under cover of Form SE)                      Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-239      Articles of Incorporation of Optimira Controls, Inc.                                   Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-240      Articles of Organization for Green Power G.P., LLC                                     Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-241      Limited Liability Company Agreement of Green Power G.P., LLC                           Refer to footnote 1

   B-242      Certificate of Formation of Green Power Holdings, LLC                                  Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-243      Limited Liability Company Agreement of Green Power Holdings, LLC                       Refer to footnote 2

   B-244      Certificate of Formation of Green Power Limited, LLC                                   Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-245      Limited Liability Company Agreement of Green Power Limited, LLC                        Refer to footnote 1

   B-246      Articles of Incorporation of MPI Acquisitions Corp., Inc. (formerly MPI Acquisitions)  Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-247      By-laws of MPI Acquisitions                                                            Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-248      Form 10 for Cinergy Renewable Trading Limited                                          Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-249      Memorandum and Articles of Association of Cinergy Renewable Trading Limited            Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-250      Certificate of Incorporation on change of name of UK Electric Power Limited            Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-251      New Articles of Association of UK Electric Power Limited                               Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-262      Form 10 for Commercial Electricity Supplies Limited                                    Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-263      Memorandum and Articles of Association of Commercial Electricity Supplies Limited      Cinergy's Form U5S filed
              (formerly named UK Electric Power Limited)                                             May 1, 2001

   B-266      Certificate of Formation of eVent (Triple Point) LLC                                   Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-267      Limited Liability Company Agreement for eVent (Triple Point) LLC                       Refer to footnote 1

   B-268      Articles of Incorporation of Q-Comm Corporation (Filed under cover of Form SE)         Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-269      By-laws of Incorporation of Q-Comm Corporation (Filed under cover of Form SE)          Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-270      Articles of Incorporation of Miller Pipeline Corporation (Filed under cover of Form    Cinergy's Form U5S filed
              SE)                                                                                    May 1, 2001

   B-271      By-laws of Miller Pipeline Corporation (Filed under cover of Form SE)                  Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-272      Articles of Association of Cinergy Eesti OU                                            Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-273      Statement of Incorporation of Cinergy Eesti OU                                         Cinergy's Form U5S filed
                                                                                                     May 1, 2001

   B-274      Certificate of Trust of CC Funding Trust I                                             Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-275      Certificate of Formation of CPI Allowance Management, LLC                              Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-276      Limited Liability Company Agreement of CPI Allowance Management, LLC

   B-277      Certificate of Formation of CPI Investments, LLC                                       Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-278      Limited Liability Company Agreement of CPI Investments, LLC

   B-279      Amended and Restated Certificate of Formation of Brownsville Power I, L.L.C.           Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-280      Amended and Restated Limited Liability Company Agreement of Brownsville Power I,
              L.L.C.

   B-281      Amended and Restated Certificate of Formation of Caledonia Power I, L.L.C.             Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-282      Amended and Restated Limited Liability Company Agreement of Caledonia Power I, L.L.C.

   B-283      Certificate of Formation of CinCap - Chippewa, LLC                                     Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-284      Limited Liability Company Agreement of CinCap - Chippewa, LLC

   B-285      Certificate of Formation of CinCap - Martinsville, LLC                                 Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-286      Limited Liability Company Agreement of CinCap - Martinsville, LLC

   B-287      Certificate of Formation of CinCap - Oraville, LLC                                     Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-288      Limited Liability Company Agreement of CinCap - Oraville, LLC

   B-293      Certificate of Amendment of Certificate of Formation of CinCap Madison, LLC (The sole  Cinergy's Form U5S filed purpose of the amendment was to change the name of Duke Energy Madison, LLC to CinCap  April 30, 2002
              Madison, LLC)

   B-294      Certificate of Incorporation of Cinergy Canada, Inc.                                   Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-295      By-laws of Cinergy Canada, Inc.                                                        Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-296      Certificate of Formation of Cinergy Limited Holdings, LLC                              Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-297      Limited Liability Company Agreement of Cinergy Limited Holdings, LLC

   B-298      Certificate of Formation of Cinergy General Holdings, LLC                              Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-299      Limited Liability Company Agreement of Cinergy General Holdings, LLC

   B-300      Certificate of Formation of Cinergy Propane, LLC                                       Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-301      Limited Liability Company Agreement of Cinergy Propane, LLC                            Refer to footnote 1

   B-302      Certificate of Incorporation of Cinergy Retail Power Limited, Inc.                     Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-303      By-laws of Cinergy Retail Power Limited, Inc.                                          Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-304      Articles of Incorporation of Cinergy Retail Power General, Inc.                        Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-305      By-laws of Cinergy Retail Power General, Inc.                                          Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-306      Certificate of Limited Partnership of Cinergy Retail Power, L.P.                       Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-307      Limited Partnership Agreement of Cinergy Retail Power, L.P.                            Refer to footnote 1

   B-310      Certificate of Formation of BSPE Holdings, LLC                                         Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-311      Limited Liability Company Agreement of BSPE Holdings, LLC                              Refer to footnote 1

   B-312      Certificate of Formation of BSPE Limited, LLC                                          Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-313      Limited Liability Company Agreement of BSPE Limited, LLC                               Refer to footnote 1

   B-314      Articles of Organization of BSPE General, LLC                                          Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-315      Limited Liability Company Agreement of BSPE General, LLC                               Refer to footnote 1

   B-316      Certificate of Limited Partnership of BSPE, L.P.                                       Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-317      Limited Partnership Agreement of BSPE, L.P.                                            Refer to footnote 1

   B-318      Amended and Restated Certificate of Incorporation of U.S. Energy Biogas Corporation    Cinergy's Form U5S filed
              (formerly named Zahren Alternative Power Corporation)                                  April 30, 2002

   B-319      By-laws of U.S. Energy Biogas Corporation                                              Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-320      Certificate of Formation of Countryside Landfill Gasco., L.L.C.                        Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-321      Limited Liability Company Agreement of Countryside Landfill Gasco., L.L.C.             Refer to footnote 3

   B-322      Certificate of Formation of Morris Gasco, L.L.C.                                       Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-323      Limited Liability Company Agreement of Morris Gasco, L.L.C.                            Refer to footnote 3

   B-324      Certificate of Limited Partnership of Brown County Landfill Gas Associates, L.P.       Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-325      Limited Partnership Agreement of Brown County Landfill Gas Associates, L.P.            Refer to footnote 3

   B-326      Certificate of Formation of Cinergy Solutions of Philadelphia, LLC                     Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-327      Limited Liability Company Agreement of Cinergy Solutions of Philadelphia, LLC

   B-328      Certificate of Formation of CST Limited, LLC (formerly named CS Limited, LLC)          Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-329      Certificate of Amendment to Certificate of Formation of CST Limited, LLC (The sole     Cinergy's Form U5S filed
              purpose of the amendment was to change the name of CS Limited, LLC to CST Limited,     April 30, 2002
              LLC)

   B-330      Limited Liability Company Agreement of CST Limited, LLC                                Refer to footnote 1

   B-331      Articles of Organization of CST General, LLC                                           Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-332      Limited Liability Company Agreement of CST General, LLC

   B-333      Agreement of Limited Partnership of CST Green Power, L.P.                              Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-334      Limited Partnership Agreement of CST Green Power, L.P.                                 Refer to footnote 1

   B-335      Certificate of Amendment of Certificate of Limited Partnership of South Houston Green  Cinergy's Form U5S filed
              Power, L.P. (formerly named Green Power, L.P.)                                         April 30, 2002

   B-336      Limited Partnership Agreement of South Houston Green Power, L.P. (formerly named       Refer to footnote 1
              Green Power, L.P.)

   B-337      Certificate of Formation of CSGP of Southeast Texas, LLC                               Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-338      Limited Liability Company Agreement of CSGP of Southeast Texas, LLC

   B-339      Certificate of Formation of CSGP Limited, LLC                                          Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-340      Limited Liability Company Agreement of CSGP Limited, LLC

   B-341      Articles of Organization of CSGP General, LLC                                          Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-342      Limited Liability Company Agreement of CSGP General, LLC

   B-343      Certificate of Limited Partnership of CSGP Services, L.P.                              Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-344      Limited Partnership Agreement of CSGP Services, L.P.                                   Refer to footnote 3

   B-345      Certificate of Formation of Delta Township Utilities, LLC                              Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-346      Limited Liability Company Agreement of Delta Township Utilities, LLC                   Refer to footnote 1

   B-347      Certificate of Formation of Trigen-Cinergy Solutions of San Diego LLC                  Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-348      Limited Liability Company Agreement of Trigen-Cinergy Solutions of San Diego LLC

   B-349      Certificate of Formation of Trigen-Cinergy Solutions of the Southeast LLC              Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-350      Limited Liability Company Agreement of Trigen-Cinergy Solutions of the Southeast LLC

   B-351      Articles of Organization of Environmental Wood Supply, LLC                             Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-352      Limited Liability Company Agreement of Environmental Wood Supply, LLC                  Refer to footnote 3

   B-353      Articles of Organization of St. Paul Cogeneration, LLC                                 Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-354      Limited Liability Company Agreement of St. Paul Cogeneration, LLC                      Refer to footnote 2

   B-355      Certificate of Incorporation with respect to CGP Global Greece Holdings, SA            Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-356      Articles of Association of CGP Global Greece Holdings, SA                              Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-357      Certificate of Incorporation with respect to Attiki Denmark ApS                        Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-358      Articles of Association for Attiki Denmark ApS                                         Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-359      Certificate of Incorporation with respect to Attiki Gas Supply Company SA              Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-360      Articles of Incorporation of Attiki Gas Supply Company SA                              Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-361      Certificate of Formation of Chandler Wind Partners, LLC                                Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-362      Limited Liability Company Agreement of Chandler Wind Partners, LLC                     Refer to footnote 2

   B-363      Certificate of Formation of eVent Resources Overseas I, LLC                            Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-364      Amended and Restated Limited Liability Company Agreement of eVent Resources Overseas
              I, LLC

   B-365      Certificate of Formation of Foote Creek IV, LLC and Certificate of Correction of       Cinergy's Form U5S filed
              Foote Creek IV, LLC                                                                    April 30, 2002

   B-366      Limited Liability Company Agreement of Foote Creek IV, LLC                             Refer to footnote 1

   B-367      Certificate of Incorporation of Cinergy Global Peetz Table I, Inc.                     Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-368      By-laws of Cinergy Global Peetz Table I, Inc.                                          Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-395      Certificate of Formation of eVent (Triple Point) LLC                                   Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-396      Limited Liability Company Agreement of eVent (Triple Point) LLC                        Refer to footnote 1

   B-399      Amended and Restated Certificate of Incorporation of Pentech Solutions, Inc.           Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-400      By-laws of Pentech Solutions, Inc.                                                     Refer to footnote 1

   B-401      Restated Articles of Incorporation of Kreiss Johnson Technologies, Inc.                Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-402      By-laws of Kreiss Johnson Technologies, Inc.                                           Refer to footnote 1

   B-403      Amended and Restated Articles of Incorporation of Catalytic Solutions, Inc.            Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-404      By-laws of Catalytic Solutions, Inc.                                                   Refer to footnote 1

   B-405      Certificate of Incorporation of IZOIC, Incorporated                                    Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-406      By-laws of IZOIC, Incorporated                                                         Refer to footnote 3

   B-407      Certificate of Formation of Cinergy Origination & Trade, LLC                           Cinergy's Form U5S filed
                                                                                                     April 30, 2002

   B-408      Limited Liability Company Agreement of Cinergy Origination & Trade, LLC

   B-409      Amended Certificate of Formation of Ohio River Valley Propane, LLC (The sole purpose of this amendment was to change the name of Cinergy Propane, LLC to Ohio River
              Valley Propane, LLC.)

   B-410      Certificate of Conversion of Marketing & Trading

   B-411      Limited Partnership Agreement of Marketing & Trading

   B-412      Amended and Restated Certificate of Formation of Cinergy Receivables Company LLC

   B-413      Amended and Restated Limited Liability Company Agreement of Cinergy Receivables
              Company LLC

   B-414      Certificate of Incorporation of CinFuel Resources, Inc.

   B-415      By-laws of CinFuel Resources, Inc.

   B-416      Limited Liability Company Agreement of Oak Mountain Products, LLC

   B-417      Certificate of Formation of Oak Mountain Products, LLC

   B-418      Certificate of Formation of LH1, LLC

   B-419      Limited Liability Company Agreement of LH1, LLC

   B-420      Amended and Restated Limited Liability Company Agreement for Ridge Crest

   B-421      Amended and Restated Operating Agreement for Foote Creek IV, LLC

   B-422      Certificate of Formation of Cinergy Solutions Operating Services of Lansing, LLC

   B-423      Limited Liability Company Agreement of Cinergy Solutions Operating Services of
              Lansing, LLC

   B-424      Limited Liability Company Agreement of Cinergy Solutions Operating Services of
              Shreveport, LLC

   B-425      Certificate of Formation of Cinergy Solutions Operating Services of Shreveport, LLC

   B-426      Amended and Restated Limited Liabililty Company Agreement of CinCap Madison, LLC

   B-427      Amended and Restated Operating Agreement for Foote Creek II, LLC

   B-428      Limited Liability Company Agreement of Cinergy Solutions Operating Services of
              Oklahoma, LLC

   B-429      Certificate of Formation of Cinergy Solutions Operating Services of Oklahoma, LLC

   B-430      Operating Agreement of Fiber Link, LLC                                                 Refer to footnote 3

   B-431      Articles of Organization of Fiber Link, LLC

   B-432      Certificate of Formation of LB Tower Company LLC

   B-433      Limited Liability Company Agreement of LB Tower Company LLC                            Refer to footnote 1

   B-434      Amended and Restated Certificate of Incorporation of CES International, Inc.

   B-435      By-laws of CES International, Inc.                                                     Refer to footnote 1

   B-436      Articles of Incorporation of Chattanooga Data Link, Inc.

   B-437      By-laws of Chattanooga Data Link, Inc.

   B-438      Amended and Restated Articles of Incorporation of Catalytic Solutions, Inc.

   B-439      Restatement of Articles of Incorporation of Cinergy Telecommunication Networks -
              Indiana, Inc.

   B-440      By-laws of Cinergy Telecommunication Networks - Indiana, Inc.

   B-441      Regulations of Cinergy Telecommunication Networks - Ohio, Inc.

   B-442      Articles of Incorporation of Cinergy Telecommunication Networks - Ohio, Inc.

   B-443      Articles of Incorporation of Knoxville Data Link, Inc.

   B-444      By-laws of Knoxville Data Link, Inc.

   B-445      Articles of Incorporation of Lexington Data Link, Inc.

   B-446      By-laws of Lexington Data Link, Inc.

   B-447      Articles of Incorporation of Louisville Data Link, Inc.

   B-448      By-laws of Louisville Data Link, Inc.

   B-449      Articles of Incorporation of Memphis Data Link, Inc.

   B-450      By-laws of Memphis Data Link, Inc.

   B-451      Articles of Incorporation of Nashville Data Link, Inc.

   B-452      By-laws of Nashville Data Link, Inc.

   B-453      Articles of Incorporation of Indianapolis Data Link, Inc.

   B-454      Articles of Incorporation of Cincinnati Data Link, Inc.

   B-455      Certificate of Amendment of Articles of Incorporation of QCC, Inc.

   B-456      By-laws of QCC, Inc.

   B-457      Articles of Incorporation of Kentucky Data Link, Inc.

   B-458      By-laws of Kentucky Data Link, Inc.

   B-459      Certificate of Formation of KDL Holdings, LLC

   B-460      Operating Agreement for KDL Holdings, LLC

   B-461      Limited Liability Company Agreement of Cinergy EPCOM College Park, LLC

   B-462      Limited Liability Company Agreement of Cinergy EPCOM

   B-463      Limited Liability Company Agreement of CinCap VIII

   B-464      Amended and Restated Limited Liability Company Agreement of Cinergy Solutions of
              Philadelphia, LLC

   B-465      Amended and Restated Articles of Incorporation of Cinergy Communications Company
              (formerly Wright Businesses, Inc.)

   B-466      By-laws of Cinergy Communications Company (formerly Wright Businesses, Inc.)

   B-467      By-laws of Biogas Financial Corporation (formerly Zahren Financial Corporation)        Refer to footnote 3

   B-468      Certificate of Incorporation of Biogas Financial Corporation (formerly Zahren          Refer to footnote 3
              Financial Corporation)

   B-469      Certificate of Amendment of Biogas Financial Corporation (The sole purpose of this     Refer to footnote 3
              amendment was to change the name of Zahren Financial Corporation to Biogas Financial
              Corporation.)

   B-470      By-laws of ZFC Energy, Inc.                                                            Refer to footnote 3

   B-471      Certificate of Incorporation of ZFC Energy, Inc.                                       Refer to footnote 3

   B-472      By-laws of Power Generation (Suffolk), Inc.                                            Refer to footnote 3

   B-473      Certificate of Incorporation of Power Generating (Suffolk), Inc. and Certificate of    Refer to footnote 3
              Amendment (The sole purpose of this amendment was to change the name of O'Brien
              Biogas Generating (Suffolk), Inc. to Power Generation (Suffolk), Inc.)

   B-474      Limited Partnership Agreement of Suffolk Energy Partners, L.P.                         Refer to footnote 3

   B-475      Certificate of Limited Partnership of Suffolk Energy Partners, L.P.                    Refer to footnote 3

   B-476      By-laws of Suffolk Biogas, Inc.

   B-477      Certificate of Amendment of the Certificate of Incorporation of Suffolk Biogas, Inc.   Refer to footnote 3
              (The sole purpose of this amendment was to change the name of O'Brien Biogas
              Producing (Suffolk), Inc. to Suffolk Biogas, Inc.).

   B-478      Limited Partnership Agreement of Lafayette Energy Partners, L.P.                       Refer to footnote 3

   B-479      Amended Limited Partnership Certificate of Lafayette Energy Partners, L.P.             Refer to footnote 3

   B-480      Limited Partnership Agreement of Taylor Energy Partners, L.P.                          Refer to footnote 3

   B-481      Amended Limited Partnership Certificate of Taylor Energy Partners, L.P.                Refer to footnote 3

   B-482      By-laws of Resources Generating Systems, Inc.                                          Refer to footnote 3

   B-483      Certificate of Incorporation of Resources Generating Systems, Inc.                     Refer to footnote 3

   B-484      Limited Partnership Agreement of Illinois Electrical Generation Partners, L.P.         Refer to footnote 3

   B-485      Certificate of Formation of Illinois Electrical Generation Partners, L.P.              Refer to footnote 3

   B-486      Operating Agreement of Avon Energy Partners, L.L.C.                                    Refer to footnote 3

   B-487      Articles of Organization of Avon Energy Partners, L.L.C.                               Refer to footnote 3

   B-488      By-laws of Zapco Illinois Energy, Inc.                                                 Refer to footnote 3

   B-489      Certificate of Incorporation of Zapco Illinois Energy, Inc., Certificate of            Refer to footnote 3
              Amendment of Certificate of Incorporation of Zapco Illinois Energy, Inc. dated
              December 31, 1996 and Certificate of Amendment of the Certificate of Incorporation
              of Zapco Illinois Energy, Inc. dated April 3, 1998.

   B-490      Operating Agreement of Devonshire Power Partners, L.L.C.                               Refer to footnote 3

   B-491      Articles of Organization of Devonshire Power Partners, L.L.C.                          Refer to footnote 3

   B-492      Operating Agreement of Riverside Resource Recovery, L.L.C.                             Refer to footnote 3

   B-493      Articles of Organization of Riverside Resource Recovery, L.L.C.                        Refer to footnote 3

   B-494      Limited Partnership Agreement of Illinois Electrical Generation Partners II, L.P.      Refer to footnote 3

   B-495      Certificate of Limited Partnership of Illinois Electrical Generation Partners II,      Refer to footnote 3
              L.P.

   B-496      Operating Agreement of BMC Energy, LLC                                                 Refer to footnote 3

   B-497      Certificate of Formation of BMC Energy, LLC                                            Refer to footnote 3

   B-498      Certificate of Articles of Organization of Brookhaven Energy Partners, LLC             Refer to footnote 3

   B-499      Operating Agreement of Brookhaven Energy Partners, LLC                                 Refer to footnote 3

   B-500      Restated Operating Agreement of Countryside Genco, L.L.C.                              Refer to footnote 3

   B-501      Certificate of Formation of Countryside Genco, L.L.C.                                  Refer to footnote 3

   B-502      Restated Operating Agreement of Morris Genco, L.L.C.                                   Refer to footnote 3

   B-503      Certificate of Formation of Morris Genco, L.L.C., Certificate of Renewal of Morris     Refer to footnote 3
              Genco, L.L.C. and Certificate of Amendment (The sole purpose of this amendment was to change the name of Macon Landfill Cogen, L.L.C. to Morris Genco, L.L.C.)

   B-504      Operating Agreement of Brickyard Energy Partners, LLC                                  Refer to footnote 3

   B-505      Certificate of Formation of Brickyard Energy Partners, LLC                             Refer to footnote 3

   B-506      Operating Agreement of Dixon/Lee Energy Partners, LLC                                  Refer to footnote 3

   B-507      Certificate of Formation of Dixon/Lee Energy Partners, LLC                             Refer to footnote 3

   B-508      Operating Agreement of Roxanna Resource Recovery, L.L.C.                               Refer to footnote 3

   B-509      Articles of Organization of Roxanna Resource Recovery, L.L.C.                          Refer to footnote 3

   B-510      Operating Agreement of Streator Energy Partners, LLC                                   Refer to footnote 3

   B-511      Certificate of Formation of Streator Energy Partners, LLC                              Refer to footnote 3

   B-512      Operating Agreement of Upper Rock Energy Partners, LLC                                 Refer to footnote 3

   B-513      Certificate of Formation of Upper Rock Energy Partners, LLC                            Refer to footnote 3

   B-514      Operating Agreement of Hoffman Road Energy Partners, LLC                               Refer to footnote 3

   B-515      Certificate of Formation of Hoffman Road Energy Partners, LLC, Certificate of          Refer to footnote 3
              Formation, and Certificate of Amendment (The sole purpose of this amendment was to change the name of Hoffman Road Energy, LLC to Hoffman Road Energy Partners, LLC.)

   B-516      Limited Partnership Agreement of Barre Energy Partners, L.P.                           Refer to footnote 3

   B-517      Certificate of Limited Partnership of Barre Energy Partners, L.P.                      Refer to footnote 3

   B-518      Certificate of Formation of Biomass New Jersey, L.L.C.                                 Refer to footnote 3

   B-519      Operating Agreement of Biomass New Jersey, L.L.C.                                      Refer to footnote 3

   B-520      Operating Agreement of Brown County Energy Associates, LLC                             Refer to footnote 3

   B-521      Certificate of Formation of Brown County Energy Associates, LLC                        Refer to footnote 3

   B-522      By-laws of Burlington Energy, Inc. (formerly S.G. Phillips Energy, Inc.)               Refer to footnote 3

   B-523      Articles of Amendment of Burlington Energy, Inc. (The sole purpose of the amendment    Refer to footnote 3
              was to change the name of S.G. Phillips Energy, Inc. to Burlington Energy, Inc.)

   B-524      Limited Partnership Agreement of Cape May Energy Associates, L.P.                      Refer to footnote 3

   B-525      Certificate of Limited Partnership of Cape May Energy Associates, L.P.                 Refer to footnote 3

   B-526      Limited Partnership Agreement of Dunbarton Energy Partners, Limited Partnership        Refer to footnote 3

   B-527      Certificate of Limited Partnership of Dunbarton Energy Partners, Limited Partnership   Refer to footnote 3

   B-528      Operating Agreement of Garland Energy Development, LLC                                 Refer to footnote 3

   B-529      Certificate of Formation of Garland Energy Development, LLC                            Refer to footnote 3

   B-530      By-laws of Oceanside Energy Inc. (formerly ZFC Holdings II, Inc.)                      Refer to footnote 3

   B-531      Certificate of Incorporation of Oceanside Energy, Inc. (formerly ZFC Holdings II,      Refer to footnote 3
              Inc.), Certificate of Merger of Energy Tactics, Inc. into ZFC Holdings II, Inc., and
              Certificate of Amendment of the Certificate of Incorporation (The sole purpose of this amendment was to change the name of Energy Tactics, Inc. to Oceanside Energy,
              Inc.)

   B-532      Limited Partnership Agreement of Onondaga Energy Partners, L.P.                        Refer to footnote 3

   B-533      Certificate of Limited Partnership of Onondaga Energy Partners, L.P.                   Refer to footnote 3

   B-534      Limited Partnership Agreement of Oyster Bay Energy Partners, L.P.                      Refer to footnote 3

   B-535      Certificate of Limited Partnership of Oyster Bay Energy Partners, L.P.                 Refer to footnote 3

   B-536      Limited Partnership Agreement of Smithtown Energy Partners, L.P.                       Refer to footnote 3

   B-537      Certificate of Limited Partnership of Smithtown Energy Partners, L.P.                  Refer to footnote 3

   B-538      Amended Limited Partnership Agreement of Springfield Energy Associates, Limited        Refer to footnote 3
              Partnership

   B-539      Certificate of Limited Partnership of Springfield Energy Associates, Limited           Refer to footnote 3
              Partnership

   B-540      Limited Partnership Agreement of Suffolk Transmission Partners, L.P.                   Refer to footnote 3

   B-541      Certificate of Limited Partnership of Suffolk Transmission Partners, L.P.              Refer to footnote 3

   B-542      Limited Partnership Agreement of Tucson Energy Partners, L.P.                          Refer to footnote 3

   B-543      Certificate of Limited Partnership of Tucson Energy Partners, L.P.                     Refer to footnote 3

   B-544      By-laws of Zapco Broome Nanticoke Corp. (formerly Broome Nanticoke Corp.)              Refer to footnote 3

   B-545      Certificate of Incorporation of Zapco Broome Nanticoke Corp. (formerly Broome          Refer to footnote 3
              Nanticoke Corp.)

   B-546      Certificate of Amendment of the Certificate of Incorporation of Zapco Broome           Refer to footnote 3
              Nanticoke Corp. (The sole purpose of this amendment was to change the name of Broome
              Nanticoke Corp. to Zapco Broome Nanticoke Corp.)

   B-547      By-laws of Zapco Development Corporation                                               Refer to footnote 3

   B-548      Certificate of Incorporation of Zapco Development Corporation                          Refer to footnote 3

   B-549      By-laws of Zapco Energy Tactics Corporation                                            Refer to footnote 3

   B-550      Certificate of Incorporation of Zapco Energy Tactics Corporation                       Refer to footnote 3

   B-551      By-laws of Zapco Readville Cogeneration, Inc.                                          Refer to footnote 3

   B-552      Certificate of Incorporation of Zapco Readville Cogeneration, Inc.                     Refer to footnote 3

   B-553      Amended and Restated Limited Partnership Agreement of ZFC Royalty Partners, A          Refer to footnote 3
              Connecticut Limited Partnership

   B-554      Certificate of Limited Partnership of ZFC Royalty Partners, A Connecticut Limited      Refer to footnote 3
              Partnership

   B-555      By-laws of ZMG, Inc.                                                                   Refer to footnote 3

   B-556      Certificate of Incorporation of ZMG, Inc.                                              Refer to footnote 3

   B-557      Amended and Restated Operating Agreement for Foote Creek III, LLC                      Refer to footnote 3

   B-558      Amended and Restated Operating Agreement of St. Paul Cogeneration, LLC                 Refer to footnote 3

   B-559      Amended and Restated Limited Liability Company Agreement of Green Power Holdings, LLC  Refer to footnote 3

   B-560      Amended and Restated Certificate of Formation of Chandler Wind Partners, LLC

   B-561      Amended and Restated Limited Liability Company Agreement for Chandler Wind Partners,
              LLC

   B-562      Restated Certificate of Incorporation of IZOIC, Incorporated

   B-563      By-laws of Cinergy as amended May 2, 2002
(1)	The referenced agreement is with one or more unaffiliated third parties, contains sensitive, competitive information, and/or is subject to confidentiality restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC’s staff.

(2)	The referenced agreement has been superceded. The amended agreement has been provided.

(3)	The referenced agreement is being filed by Cinergy in paper format only because submission thereof in electronic format would involve undue expense.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                              Previously Filed as
 Designation                                Nature of Exhibit                                               Exhibit to:
 -----------                                -----------------                                               -----------

   C-1        Original Indenture (First Mortgage Bonds) dated September 1, 1939, between     Exhibit A-Part 3 in File No. 70-00258
              PSI and The First National Bank of Chicago, as Trustee, and LaSalle National   and Supplemental Indenture dated
              Bank, as successor Trustee.                                                    March 30, 1984.

   C-2        Twenty-fifth Supplemental Indenture between PSI and The First National Bank    File No. 2-62543
              of Chicago dated September 1, 1978.

   C-3        Thirty-fifth Supplemental Indenture between PSI and The First National Bank    PSI's 1984 Form 10-K in
              of Chicago dated March 30, 1984.                                               File No. 1-03543

   C-4        Forty-second Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1988 Form 10-K in
              dated August 1, 1988.                                                          File No. 1-03543

   C-5        Forty-fourth Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1990 Form 10-K in
              dated March 15, 1990.                                                          File No. 1-03543

   C-6        Forty-fifth Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1990 Form 10-K in
              dated March 15, 1990.                                                          File No. 1-03543

   C-7        Forty-sixth Supplemental Indenture between PSI and LaSalle National Bank dated PSI's 1991 Form 10-K in
              June 1, 1990.                                                                  File No. 1-03543

   C-8        Forty-seventh Supplemental Indenture between PSI and LaSalle National Bank     PSI's 1991 Form 10-K in
              dated July 15, 1991.                                                           File No. 1-03543

   C-9        Forty-eighth Supplemental Indenture between PSI and LaSalle National Bank      PSI's 1992 Form 10-K in
              dated July 15, 1992.                                                           File No. 1-03543

   C-10       Forty-ninth Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1992 Form 10-K in
              dated February 15, 1993.                                                       File No. 1-03543

   C-11       Fiftieth Supplemental Indenture between PSI and LaSalle National Bank dated    PSI's 1992 Form 10-K in
              February 15, 1993.                                                             File No. 1-03543

   C-12       Fifty-first Supplemental Indenture between PSI and LaSalle National Bank       PSI's 1993 Form 10-K in
              dated February 1, 1994.                                                        File No. 1-03543

   C-13       Fifty-second Supplemental Indenture between PSI and LaSalle National Bank, as  PSI's March 31, 1999, Form 10-Q
              Trustee, dated April 30, 1999.                                                 in File No. 1-03543

   C-14       Identure (Secured Medium-term Notes, Series A), dated July 15, 1991, between   PSI's Form 10-K/A, Amendment No. 2,
              PSI and LaSalle National Bank, as Trustee.                                     dated July 15, 1993, in File No. 1-03543

   C-15       Identure (Secured Medium-term Notes, Series B), dated July 15, 1992, between   PSI's Form 10-K/A, Amendment No. 2,
              PSI and LaSalle National Bank, as Trustee.                                     dated July 15, 1993, in File No. 1-03543

   C-16       Loan Agreement between PSI and the City of Princeton, Indiana dated as of      PSI's September 30, 1996, Form 10-Q
              November 7, 1996.                                                              in File No. 1-03543

   C-17       Loan Agreement between PSI and the City of Princeton, Indiana dated as of      Cinergy's 1996 Form 10-K in
              February 1, 1997.                                                              File No. 1-11377

   C-18       Indenture dated November 15, 1996, between PSI and The Fifth Third Bank, as    Cinergy's 1996 Form 10-K in
              Trustee.                                                                       File No. 1-11377

   C-19       First Supplemental Indenture dated November 15, 1996, between PSI and The      Cinergy's 1996 Form 10-K in
              Fifth Third Bank, as Trustee.                                                  File No. 1-11377

   C-20       Third Supplemental Indenture dated as of March 15, 1998, between PSI and The   Cinergy's 1997 Form 10-K in
              Fifth Third Bank, as Trustee.                                                  File No. 1-11377

   C-21       Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and The  PSI's June 30, 1998 Form
              Fifth Third Bank, as Trustee.                                                  10-Q in File No. 1-03543

   C-22       Fifth Supplemental Indenture dated as of December 15, 1998, between PSI and    PSI's 1998 Form 10-K in
              The Fifth Third Bank, as Trustee.                                              File No. 1-03543

   C-23       Sixth Supplemental Indenture dated as of April 30, 1999, between PSI and       PSI's March 31, 1999, Form
              Fifth Third Bank, as Trustee.                                                  10-Q in File No. 1-03543

   C-24       Seventh Supplemental Indenture dated as of October 20, 1999, between PSI and   PSI's September 30, 1999,
              Fifth Third Bank, as Trustee.                                                  Form 10-Q in File No. 1-03543

   C-25       Unsecured Promissory Note dated as of October 14, 1998, between PSI and the    PSI's 1998 Form 10-K in
              Rural Utilities Service.                                                       File No. 1-03543

   C-26       Loan Agreement between PSI and the Indiana Development Finance Authority       PSI's June 30 1998, Form
              dated as of July 15, 1998.                                                     10-Q in File No. 1-03543

   C-27       Loan Agreement between PSI and the Indiana Development Finance Authority       PSI's June 30, 2000 Form
              dated as of May 1, 2000.                                                       10-Q in File No. 1-03543

   C-28       Original Indenture (First Mortgage Bonds) between CG&E and The Bank of New     CG&E's Registration
              York (as Trustee) dated as of August 1, 1936.                                  Statement No. 2-02374

   C-29       Fourteenth Supplemental Indenture between CG&E and The Bank of New York dated  CG&E's Registration
              as of November 2, 1972.                                                        Statement No. 2-60961

   C-30       Thirty-third Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration
              dated as of September 1, 1992.                                                 Statement No. 33-53578

   C-31       Thirty-fourth Supplemental Indenture between CG&E and The Bank of New York     CG&E's September 30, 1993,
              dated as of October 1, 1993.                                                   Form 10-Q in File No. 1-01232

   C-32       Thirty-fifth Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration
              dated as of January 1, 1994.                                                   Statement No. 33-52335

   C-33       Thirty-sixth Supplemental Indenture between CG&E and The Bank of New York      CG&E's Registration
              dated as of February 15, 1994.                                                 Statement No. 33-52335

   C-34       Thirty-seventh Supplemental Indenture between CG&E and The Bank of New York    Cinergy's 1996 Form 10-K in
              dated as of October 14, 1996.                                                  File No. 1-11377

   C-35       Loan Agreement between CG&E and the County of Boone, Kentucky dated as of      CG&E's 1984 Form 10-K in
              February 1, 1985.                                                              File No. 1-01232

   C-36       Repayment Agreement between CG&E and The Dayton Power and Light Company dated  CG&E's 1992 Form 10-K in
              as of December 23, 1992.                                                       File No. 1-01232

   C-37       Loan Agreement between CG&E and the County of Boone, Kentucky dated as of      CG&E's 1993 Form 10-K in
              January 1, 1994.                                                               File No. 1-01232

   C-38       Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's 1985 Form 10-K in
              Authority dated as of December 1, 1985.                                        File No. 1-01232

   C-39       Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's September 30, 1995,
              Authority dated as of September 13, 1995.                                      Form 10-Q in File No. 1-01232

   C-40       Loan Agreement between CG&E and the State of Ohio Water Development Authority  CG&E's 1993 Form 10-K in
              dated as of January 1, 1994.                                                   File No. 1-01232

   C-41       Loan Agreement between CG&E and the State of Ohio Air Quality Development      CG&E's 1993 Form 10-K in
              Authority dated as of January 1, 1994.                                         File No. 1-01232

   C-42       Original Indenture (Unsecured Debt Securities) between CG&E and The Fifth      CG&E's Form 8-A dated July
              Third Bank dated as of May 15, 1995.                                           24, 1995, in File No. 1-01232

   C-43       First Supplemental Indenture between CG&E and The Fifth Third Bank dated as of CG&E's June 30, 1995, Form
              June 1, 1995.                                                                  10-Q in File No. 1-01232

   C-44       Second Supplemental Indenture between CG&E and The Fifth Third Bank dated as   CG&E's Form 8-A dated July
              of June 30, 1995.                                                              24, 1995 in File No. 1-01232

   C-45       Third Supplemental Indenture between CG&E and The Fifth Third Bank dated as    CG&E's September 30, 1997,
              of October 9, 1997.                                                            Form 10-Q in File No. 1-01232

   C-46       Fourth Supplemental Indenture between CG&E and The Fifth Third Bank dated as   CG&E's March 31, 1998, Form
              of April 1, 1998.                                                              10-Q in File No. 1-01232

   C-47       Fifth Supplemental Indenture between CG&E and The Fifth Third Bank dated as of CG&E's June 30, 1998, Form
              June 9, 1998.                                                                  10-Q in File No. 1-01232

   C-48       Original Indenture (First Mortgage Bonds) between ULH&P and The Bank of New    ULH&P's Registration
              York dated as of February 1, 1949.                                             Statement No. 2-07793

   C-49       Fifth Supplemental Indenture between ULH&P and The Bank of New York dated      CG&E's Registration
              as of January 1, 1967.                                                         Statement No. 2-60961

   C-50       Thirteenth Supplemental Indenture between ULH&P and The Bank of New York       ULH&P's 1992 Form 10-K in
              dated as of August 1, 1992.                                                    File No. 2-07793

   C-51       Original Indenture (Unsecured Debt Securities) between ULH&P and The Fifth     ULH&P's June 30, 1995, Form
              Third Bank dated as of July 1, 1995.                                           10-Q in File No. 2-07793

   C-52       First Supplemental Indenture between ULH&P and The Fifth Third Bank dated as   ULH&P's June 30, 1995, Form
              of July 15, 1995.                                                              10-Q in File No. 2-07793

   C-53       Second Supplemental Indenture between ULH&P and The Fifth Third Bank dated     ULH&P's March 31, 1998 Form
              as of April 30, 1998.                                                          10-Q in File No. 2-07793

   C-54       Third Supplemental Indenture between ULH&P and The Fifth Third Bank dated as   ULH&P's 1998 Form 10-K in
              of December 8, 1998.                                                           File No. 2-07793

   C-55       Fourth Supplemental Indenture between ULH&P and The Fifth Third Bank, as       ULH&P's September 30, 1999,
              Trustee, dated as of September 17, 1999.                                       Form 10-Q in File No. 2-07793

   C-56       Base Indenture dated as of October 15, 1998, between Global Resources and The  Cinergy's September 30, 1998,
              Fifth Third Bank, as Trustee.                                                  Form 10-Q in File No. 1-11377

   C-57       First Supplemental Indenture dated as of October 15, 1998, between Global      Cinergy's September 30, 1998,
              Resources and The Fifth Third Bank, as Trustee.                                Form 10-Q in File No. 1-11377

   C-58       Indenture dated as of December 16, 1998, between Cinergy and The Fifth Third   Cinergy's 1998 Form 10-K in
              Bank.                                                                          File No. 1-11377

   C-59       Indenture between Cinergy and The Fifth Third Bank, as Trustee, dated as of    Cinergy's March 31, 1999,
              April 15, 1999.                                                                Form 10-Q in File No. 1-11377

   C-60       Agreement for Puchase and Sale of Assets, dated March 31, 1994, by and         Cinergy's Form U5B filed
              between Columbia Gas as Seller and KO Transmission as Buyer.                   January 23, 1995

   C-61       Agreement for Purchase and Sale of Line AM-4, dated March 31, 1994, by and     Cinergy's Form U5B filed
              between Columbia Gas as Seller and KO Transmission as Buyer.                   January 23, 1995

   C-62       Rights Agreement between Cinergy and The Fifth Third Bank, as Rights Agent,    Cinergy's Registration Statement
              dated October 16, 2000.                                                        on Form 8-A dated October 16, 2000 in
                                                                                             File No. 1-11377

   C-63       Fifty-third Supplemental Indenture between PSI and LaSalle National Bank       Cinergy's June 30, 2001,
              dated June 15, 2001.                                                           Form 10-Q in File No. 1-11377

   C-64       Loan Agreement between CG&E and the State of Ohio Air Quality Development      Cinergy's September 30, 2001,
              Authority dated August 1, 2001.                                                Form 10-Q in File No. 1-11377

   C-65       Indenture between Cinergy and The Fifth Third Bank, as Trustee, dated          Cinergy's September 30,
              September 12, 2001.                                                            2001, Form 10-Q in File No. 1-11377

   C-66       First Supplemental Indenture between Cinergy and The Fifth Third Bank, as      Cinergy's September 30, 2001,
              Trustee, dated September 12, 2001.                                             Form 10-Q in File No. 1-11377

   C-67       Second Supplemental Indenture, dated December 18, 2001, between Cinergy and    Cinergy's Form 8-K, December 19, 2001
              The Fifth Third Bank, as Trustee.                                              in File No. 1-11377

   C-68       Purchase Contract Agreement, dated December 18, 2001, between Cinergy and The  Cinergy's Form 8-K, December 19, 2001
              Bank of New York, as Purchase Contract Agent.                                  in File No. 1-11377

   C-69       Pledge Agreement, dated December 18, 2001, among Cinergy, JP Morgan Chase      Cinergy's Form 8-K, December 19, 2001
              Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and    in File No. 1-11377
              The Bank of New York, as Purchase Contract Agent.

   C-70       Thirty-eighth Supplemental Indenture between CG&E and The Bank of New York     Cinergy's March 31, 2001,
              dated as of February 1, 2001.                                                  Form 10-Q in File No. 1-11377

   C-71       Thirty-ninth Supplemental Indenture dated as of September 1, 2002,             Cinergy's September 30,
              between CG&E and the Bank of New York, as Trustee.                             2002, Form 10-Q in File No. 1-11377

   C-72       Fifty-fourth Supplemental Indenture dated as of September 1, 2002, between     Cinergy's September 30, 2002,
              PSI and LaSalle Bank National Association, as Trustee.                         Form 10-Q in File No. 1-11377

   C-73       Sixth Supplemental Indenture between CG&E and Fifth Third Bank dated as of     Cinergy's September 30, 2002,
              September 15, 2002.                                                            Form 10-Q in File No. 1-11377

   C-74       Loan Agreement between PSI and the Indiana Development Finance Authority       Cinergy's September 30, 2002,
              dated as of September 1, 2002.                                                 Form 10-Q in File No. 1-11377

   C-75       Loan Agreement between PSI and the Indiana Development Finance Authority       Cinergy's September 30, 2002,
              dated as of September 1, 2002.                                                 Form 10-Q in File No. 1-11377

   C-76       Loan Agreement between CG&E and the Ohio Air Quality Development Authority     Cinergy's September 30, 2002,
              dated as of September 1, 2002.                                                 Form 10-Q in File No. 1-11377

   C-77       First Amendment to Rights Agreement, dated August 28, 2002, effective          Cinergy's Form 8-A/A, Amendment No. 1, filed
              September 16, 2002, between Cinergy and The Fifth Third Bank, as Rights Agent. September 16, 2002 in File No. 1-11377

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                              Previously Filed as
 Designation                                Nature of Exhibit                                               Exhibit to:
 -----------                                -----------------                                               -----------

   D-1        Agreement between Cinergy and subsidiary companies for filing consolidated     Filed pursuant to Rule 104(b)
              income tax returns and for allocation of consolidated income tax liabilities and benefits

   D-2        Schedule detailing reallocation of 2002 taxes in accordance with agreement     Filed pursuant to Rule 104(b)
              filed as Exhibit D-1

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

    Exhibit                                                                                             Previously Filed as
  Designation                               Nature of Exhibit                                               Exhibit to:
  -----------                               -----------------                                               -----------

   F-1               Consolidating Financial Statements of Cinergy for 2002                            Filed pursuant to Rule 104(b)

   F-2               Consolidating Financial Statements of CG&E for 2002                               Filed pursuant to Rule 104(b)

   F-3               Consolidating Financial Statements of Investments for 2002                        Filed pursuant to Rule 104(b)

   F-4               Consolidating Financial Statements of Capital & Trading for 2002                  Filed pursuant to Rule 104(b)

   F-5               Consolidating Financial Statements of Cinergy Limited Holdings, LLC for 2002      Filed pursuant to Rule 104(b)

   F-6               Consolidating Financial Statements of Marketing & Trading for 2002                Filed pursuant to Rule 104(b)

   F-7               Consolidating Financial Statements of LH1, LLC for 2002                           Filed pursuant to Rule 104(b)

   F-8               Consolidating Financial Statements of Cinergy Telecommunications Holding          Filed pursuant to Rule 104(b)
                     Company, Inc. for 2002

   F-9               Consolidating Financial Statements of Solutions Holding for 2002                  Filed pursuant to Rule 104(b)

   F-10              Consolidating Financial Statements of 3036243 Nova Scotia Company for 2002        Filed pursuant to Rule 104(b)

   F-11              Consolidating Financial Statements of Vestar, Inc. for 2002                       Filed pursuant to Rule 104(b)

   F-12              Consolidating Financial Statements of Solutions for 2002                          Filed pursuant to Rule 104(b)

   F-13              Consolidating Financial Statements of CSGP Limited, LLC for 2002                  Filed pursuant to Rule 104(b)

   F-14              Consolidating Financial Statements of Global Resources for 2002                   Filed pursuant to Rule 104(b)

   F-15              Consolidating Financial Statements of Global Power for 2002                       Filed pursuant to Rule 104(b)

   F-16              Consolidating Financial Statements of Holdings B.V. for 2002                      Filed pursuant to Rule 104(b)

   F-17              Consolidating Financial Statements of Hydro B.V. for 2002                         Filed pursuant to Rule 104(b)

   F-18              Consolidating Financial Statements of Cinergy Global Resources 1 B.V. for 2002    Filed pursuant to Rule 104(b)

   F-19              Consolidating Financial Statements of CinTec for 2002                             Filed pursuant to Rule 104(b)

   F-20              Consolidating Financial Statements of CinTec I LLC for 2002                       Filed pursuant to Rule 104(b)

   F-21              Consolidating Financial Statements of Cinergy Technologies for 2002               Filed pursuant to Rule 104(b)

   F-22              Consolidating Financial Statements of Wholesale Energy for 2002                   Filed pursuant to Rule 104(b)

   F-23              Financial Statements of Cinergy Receivables Company LLC for 2002                  Filed pursuant to Rule 104(b)

   F-24              Financial Statements of Cadence Network for 2002                                  Filed pursuant to Rule 104(b)

   F-25              Financial Statements of CinPower I, LLC for 2002                                  Filed pursuant to Rule 104(b)

   F-26              Consolidating Financial Statements of Q-Comm Corporation for 2002                 Filed pursuant to Rule 104(b)

   F-27              Financial Statements of Brownsville Power I, LLC for 2002                         Filed pursuant to Rule 104(b)

   F-28              Financial Statements of Caledonia Power I, LLC for 2002                           Filed pursuant to Rule 104(b)

   F-29              Financial Statements of CinCap IV, LLC for 2002                                   Filed pursuant to Rule 104(b)

   F-30              Financial Statements of CinCap V, LLC for 2002                                    Filed pursuant to Rule 104(b)

   F-31              Financial Statements of CinCap VII, LLC for 2002                                  Filed pursuant to Rule 104(b)

   F-32              Financial Statements of CinCap Madison, LLC for 2002                              Filed pursuant to Rule 104(b)

   F-33              Financial Statements of Lattice Communications, LLC for 2002                      Filed pursuant to Rule 104(b)

   F-33              Financial Statements of LB Tower Company, LLC for 2002                            Filed pursuant to Rule 104(b)

   F-34              Financial Statements of Keen Rose Technology Group Limited for 2002               Filed pursuant to Rule 104(b)

   F-34              Financial Statements of Optimira Controls, Inc. for 2002                          Filed pursuant to Rule 104(b)

   F-35              Financial Statements of Cinergy Energy Solutions, Inc. for 2002                   Filed pursuant to Rule 104(b)

   F-36              Financial Statements of U.S. Energy Biogas Corp. and subsidiaries for 2002        Refer to footnote 1

   F-37              Financial Statements of Countryside Landfill Gasco., L.L.C. for 2002              Filed pursuant to Rule 104(b)

   F-37              Financial Statements of Morris Gasco, L.L.C. for 2002                             Filed pursuant to Rule 104(b)

   F-37              Financial Statements of Brown County Landfill Gas Associates, L.P. for 2002       Filed pursuant to Rule 104(b)

   F-38              Financial Statements of South Houston Green Power, L.P. for 2002                  Filed pursuant to Rule 104(b)

   F-38              Financial Statements of Green Power Holdings, LLC for 2002                        Filed pursuant to Rule 104(b)

   F-38              Financial Statements of Green Power Limited, LLC for 2002                         Filed pursuant to Rule 104(b)

   F-38              Financial Statements of Green Power G.P., LLC for 2002                            Filed pursuant to Rule 104(b)

   F-39              Financial Statements of Oklahoma Arcadian Utilities, LLC for 2002                 Filed pursuant to Rule 104(b)

   F-39              Financial Statements of Shreveport Red River Utilities, LLC for 2002              Filed pursuant to Rule 104(b)

   F-40              Financial Statements of Delta Township Utilities, LLC for 2002                    Filed pursuant to Rule 104(b)

   F-40              Financial Statements of Energy Equipment Leasing LLC for 2002                     Filed pursuant to Rule 104(b)

   F-40              Financial Statements of Trigen-Cinergy Solutions LLC for 2002                     Filed pursuant to Rule 104(b)

   F-40              Financial Statements of Trigen-Cinergy Solutions of Ashtabula LLC for 2002        Filed pursuant to Rule 104(b)

   F-40              Financial Statements of Trigen-Cinergy Solutions of Baltimore LLC for 2002        Filed pursuant to Rule 104(b)

   F-40              Financial Statements of Trigen-Cinergy Solutions of Boca Raton, LLC for 2002      Filed pursuant to Rule 104(b)

   F-41              Financial Statements of Trigen-Cinergy Solutions of Cincinnati LLC for 2002       Filed pursuant to Rule 104(b)

   F-41              Financial Statements of Trigen-Cinergy Solutions of College Park, LLC for 2002    Filed pursuant to Rule 104(b)

   F-41              Financial Statements of Trigen-Cinergy Solutions of Lansing LLC for 2002          Filed pursuant to Rule 104(b)

   F-41              Financial Statements of Trigen/Cinergy - USFOS of Lansing LLC for 2002            Filed pursuant to Rule 104(b)

   F-41              Financial Statements of Trigen-Cinergy Solutions of Orlando LLC for 2002          Filed pursuant to Rule 104(b)

   F-41              Financial Statements of Trigen-Cinergy Solutions of Owings Mills LLC for 2002     Filed pursuant to Rule 104(b)

   F-41              Financial Statements of Trigen-Cinergy Solutions of Owings Mills Energy           Filed pursuant to Rule 104(b)
                     Equipment Leasing, LLC for 2002

   F-42              Financial Statements of Trigen-Cinergy Solutions of Rochester LLC for 2002        Filed pursuant to Rule 104(b)

   F-42              Financial Statements of Trigen-Cinergy Solutions of Silver Grove LLC for 2002     Filed pursuant to Rule 104(b)

   F-42              Financial Statements of Environmental Wood Supply, LLC for 2002                   Filed pursuant to Rule 104(b)

   F-42              Financial Statements of St. Paul Cogeneration LLC for 2002                        Filed pursuant to Rule 104(b)

   F-42              Financial Statements of Trigen-Cinergy Solutions of Tuscola, LLC for 2002         Filed pursuant to Rule 104(b)

   F-43              Consolidating Financial Statements of Reliant for 2002                            Filed pursuant to Rule 104(b)

   F-44              Consolidating Financial Statements of MP Acquisitions Corp., Inc. for 2002        Filed pursuant to Rule 104(b)

   F-45              Financial Statements of Global Power for 2002                                     Refer to footnote 2

   F-46              Financial Statements of Attiki Denmark ApS for 2002                               Refer to footnote 3

   F-47              Financial Statements of Attiki Gas Supply Company SA for 2002                     Refer to footnote 4

   F-48              Financial Statements of Cinergy Global Chandler Holding, Inc. for 2002            Refer to footnote 5

   F-49              Financial Statements of Chandler Wind Partners, LLC for 2002                      Filed pursuant to Rule 104(b)

   F-50              Financial Statements of Cinergy Global Ely, Inc. for 2002                         Refer to footnote 6

   F-51              Financial Statements of EPR Ely Power Limited for 2002                            Refer to footnote 7

   F-52              Financial Statements of EPR Ely Limited for 2002                                  Refer to footnote 7

   F-53              Financial Statements of Anglian Straw Limited for 2002                            Refer to footnote 7

   F-54              Financial Statements of Anglian Ash Limited for 2002                              Refer to footnote 7

   F-55              Financial Statements of Foote Creek III, LLC for 2002                             Filed pursuant to Rule 104(b)

   F-56              Financial Statements of Foote Creek II, LLC for 2002                              Filed pursuant to Rule 104(b)

   F-57              Financial Statements of Foote Creek IV, LLC for 2002                              Filed pursuant to Rule 104(b)

   F-58              Financial Statements of Cinergy Global Peetz Table I, Inc. for 2002               Refer to footnote 8

   F-59              Financial Statements of Ridge Crest for 2002                                      Filed pursuant to Rule 104(b)

   F-60              Financial Statements of Cinergy Global Power (UK) Limited for 2002                Refer to footnote 9

   F-61              Financial Statements of Cinergy Global Trading Limited for 2002                   Refer to footnote 11

   F-62              Financial Statements of Cinergy Renewable Trading Limited for 2002                Refer to footnote 10

   F-63              Financial Statements of UK Electric Power Limited for 2002                        Refer to footnote 11

   F-64              Financial Statements of Copperbelt for 2002                                       Refer to footnote 12

   F-65              Financial Statements of Cinergy Global Resources 1 B.V. for 2002                  Refer to footnote 13

   F-66              Financial Statements of Teplarny for 2002                                         Refer to footnote 14

   F-67              Financial Statements of Cinergetika for 2002                                      Refer to footnote 14

   F-68              Financial Statements of Energy Customer Services, s.r.o. for 2002                 Refer to footnote 10

   F-69              Financial Statements of Egoli Gas (Proprietary) Limited for 2002                  Refer to footnote 10

   F-70              Financial Statements of Cinergy Global (Cayman) Holdings, Inc. for 2002           Refer to footnote 15

   F-71              Financial Statements of Cinergy Global Tsavo Power for 2002                       Refer to footnote 15

   F-72              Financial Statements of IPS-Cinergy Power Limited for 2002                        Refer to footnote 15

   F-73              Financial Statements of Tsavo Power Company Limited for 2002                      Refer to footnote 12

   F-74              Financial Statements of CZECHPOL ENERGY spol, s.r.o. for 2002                     Refer to footnote 14

   F-75              Financial Statements of Moravia Energo for 2002                                   Refer to footnote 16

   F-76              Financial Statements of eVent Resources Overseas I, LLC for 2002                  Filed pursuant to Rule 104(b)

   F-77              Financial Statements of Powermid No. 1 for 2002                                   Refer to footnote 10

   F-78              Financial Statements of Cinergy Global Power Africa (Proprietary) Limited         Refer to footnote 14
                     for 2002

   F-79              Financial Statements of eVent Resources Holdings LLC for 2002                     Filed pursuant to Rule 104(b)

   F-80              Financial Statements of CES International for 2002                                Refer to footnote 17

   F-81              Financial Statements of Pentech Solutions, Inc. for 2002                          Refer to footnote 17

   F-82              Financial Statements of Kreiss Johnson Technologies, Inc. for 2002                Refer to footnote 17

   F-83              Financial Statements of Catalytic Solutions, Inc. for 2002                        Refer to footnote 17

   F-84              Financial Statements of IZOIC, Incorporated for 2002                              Refer to footnote 17

   F-85              Classified plant accounts and related depreciation or amortization reserve        Filed under cover of Form SE
                     schedules included in the 2002 FERC Form No. 1 of CG&E

   F-86              Classified plant accounts and related depreciation or amortization reserve        Filed under cover of Form SE
                     schedules included in the 2002 PUCO FERC Form No. 2 of CG&E

   F-87              Classified plant accounts and related depreciation or amortization reserve        Filed under cover of Form SE
                     schedules included in the 2002 FERC Form No. 1 of PSI

   F-88              Classified plant accounts and related depreciation or amortization reserve        Filed under cover of Form SE
                     schedules included in the FERC Form No. 1 and FERC Form No. 2 of ULH&P

   F-89              Classified plant accounts and related depreciation or amortization reserve        Filed under cover of Form SE
                     schedules included in the 2002 Annual Report of Lawrenceburg to the IURC

   F-90              The 2002 FERC Form No. 2-A for KO Transmission                                    Filed under cover of Form SE

   F-91              The 2002 Annual Report of Trigen-Cinergy Solutions of Cincinnati LLC to the       Filed under cover of Form SE
                     PUCO
(1)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the balance sheets and income statements are the only financial statements available. The attainment of cash flows and common stock equity financial statements is not reasonable without incurring undue expense.

(2)	At the time of filing audited financial statements were not available for this entity. The attainment of U.S. GAAP audited financial statements is not reasonable without undue expense. The entity is included in the “Consolidating Financial Statements of Global Power” located at Exhibit F-15.

(3)	This entity is the holding company parent of Attiki Gas Supply Company SA and has no other operations. See Exhibit F-47 for the operating company financial statements.

(4)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the balance sheet and income statement are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(5)	This entity is the holding company of Chandler Wind Partners LLC and has no other operations. See Exhibit F-49 for the operating company financial statements.

(6)	This entity is a holding company for which Cinergy owns 100% interest and has no other operations. See Exhibits F-51 – F-54 for the most recent available financial statements of its subsidiaries.

(7)	Cinergy does not have a controlling ownership interest in this entity. Cinergy has made a good faith effort to obtain financial statements for December 31, 2002, however has been unable to obtain them. Financial statements provided are as of March 31, 2002, the entities’ fiscal year ends. At the time of filing, the balance sheet, income statement and a footnote containing shareholders equity information are in accordance with GAAP other than U.S. GAAP and are the only financial statements available. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without undue expense.

(8)	This entity is the holding company of Ridge Crest and has no other operations. See Exhibit F-59 for the operating company financial statements.

(9)	At the time of filing, Cinergy has not obtained complete financial statements for this entity as of December 31, 2002, and therefore it is not in a position to provide the financial statements. Cinergy will include this information in the 2003 annual filing if available.

(10)	Cinergy has not provided financial statements for this entity since it was inactive at December 31, 2002.

(11)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the balance sheet, income statement, and a footnote containing a statement of equity are the only financial statements available. The financial statements provided are in accordance with GAAP other than U.S. GAAP. In addition, the financial statements are denominated in the local currency, not U.S. currency. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP and U.S. currency financial statements is not reasonable without incurring undue expense.

(12)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the financial statements provided are in accordance with GAAP other than U.S. GAAP. Cinergy believes the difference in U.S. and foreign GAAP would not be material. The attainment of U.S. GAAP financial statements is not reasonable without incurring undue expense.

(13)	This entity is a holding company which holds both FUCO’s and FUCO related investments. The FUCO’s audited statements are presented at Exhibit F-66 and Exhibit F-67. This entity is included in the “Consolidating Financial Statements of Cinergy Global Resources 1 B.V. located at Exhibit F-18.

(14)	These financial statements are filed pursuant to Rule 104(b). At the time of filing, the available financial statements are denominated in the local currency, not U.S. currency. The attainment of audited U.S. currency financial statements is not reasonable without incurring undue expense.

(15)	This entity is a holding company that has no other operations. Tsavo Power Company Limited is the operating company under this entity. See Exhibit F-73 for operating company financial statements.

(16)	The financial statements for this entity are presented in the audited consolidated financial statements of Czechpol Energy spol, s.r.o. at Exhibit F-74. This entity was later sold to an unrelated third party in 2003. As a result of the sale, the attainment of separate financial statements is not reasonable without incurring undue expense.

(17)	Cinergy has not provided financial statements for this entity because they are subject to confidentiality restrictions with third parties.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                              Previously Filed as
 Designation                                Nature of Exhibit                                               Exhibit to:
 -----------                                -----------------                                               -----------

   G          Organizational chart showing relationship of EWGs and FUCOs to other system companies       Refer to Item 1

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                              Previously Filed as
 Designation                                Nature of Exhibit                                               Exhibit to:
 -----------                                -----------------                                               -----------

   H-1        Financial Statements of Brownsville Power I, LLC for the year ended December 31, 2002       Refer to Item 10 F-27

   H-2        Financial Statements of Caledonia Power I, LLC for the year ended December 31, 2002         Refer to Item 10 F-28

   H-3        Financial Statements of CinCap VII, LLC for the year ended December 31, 2002                Refer to Item 10 F-31

   H-4        Financial Statements of CinCap Madison, LLC for the year ended December 31, 2002            Refer to Item 10 F-32

   H-5        Financial Statements of Chandler Wind Partners, LLC for the year ended December 31, 2002    Refer to Item 10 F-49

   H-6        Financial Statements of Foote Creek III, LLC for the year ended December 31, 2002           Refer to Item 10 F-55

   H-7        Financial Statements of Foote Creek II, LLC for the year ended December 31, 2002            Refer to Item 10 F-56

   H-8        Financial Statements of Foote Creek IV, LLC for the year ended December 31, 2002            Refer to Item 10 F-57

   H-9        Financial Statements of Ridge Crest for the year ended December 31, 2002                    Refer to Item 10 F-59

   H-10       Financial Statements of Global Power for the year ended December 31, 2002                   Refer to Item 10 F-45

   H-11       Financial Statements of Attiki Gas Supply Company SA for the year ended December 31, 2002   Refer to Item 10 F-47

   H-12       Financial Statements of Cinergy Global Ely, Inc. for the year ended December 31, 2002       Refer to Item 10 F-50

   H-13       Financial Statements of EPR Ely Limited for the year ended December 31, 2002                Refer to Item 10 F-52

   H-14       Financial Statements of Cinergy Global Power (UK) Limited for the year ended December       Refer to Item 10 F-60
              31, 2002

   H-15       Financial Statements of Copperbelt for the year ended December 31, 2002                     Refer to Item 10 F-64

   H-16       Financial Statements of Cinergy Global Resources 1 B.V. for the year ended December 31,     Refer to Item 10 F-65
              2002

   H-17       Financial Statements of Teplarny for the year ended December 31, 2002                       Refer to Item 10 F-66

   H-18       Financial Statements of Cinergetika for the year ended December 31, 2002                    Refer to Item 10 F-67

   H-19       Financial Statements of Egoli Gas (Proprietary) Limited for the year ended December 31,     Refer to Item 10 F-69
              2002

   H-20       Financial Statements of Tsavo Power Company Limited for the year ended December 31, 2002    Refer to Item 10 F-73

   H-21       Financial Statements of CZECHPOL ENERGY spol, s.r.o. for the year ended December 31, 2002   Refer to Item 10 F-74

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                              Previously Filed as
 Designation                                Nature of Exhibit                                               Exhibit to:
 -----------                                -----------------                                               -----------

   I          Response to Item 1                                                                       Filed pursuant to Rule 104(b)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

The documents listed below are being filed or have previously been filed and are incorporated herein by reference from the documents indicated and made a part hereof. Exhibits not identified as previously filed are filed herewith:

   Exhibit                                                                                              Previously Filed as
 Designation                                Nature of Exhibit                                               Exhibit to:
 -----------                                -----------------                                               -----------

   J          Response to Item 9, Part I (b) and (c) and Part III for all EWGs and FUCOs               Filed pursuant to Rule 104(b)

SIGNATURE

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

Cinergy Corp.

By: /s/ Wendy L. Aumiller ------------------------------------- Treasurer
Date: January 29, 2004